UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Notice of

2024 Annual Meeting of Stockholders and Proxy Statement

CHS Community Health Systems

March 28, 2024

DEAR FELLOW STOCKHOLDERS,

We are pleased to announce the Community Health Systems, Inc. 2024 Annual Meeting of Stockholders, to be held on Tuesday, May 7, 2024, at 8:00 a.m. (Central Daylight Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, TN 37067. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be considered and voted on during that meeting. We encourage you to read the Proxy Statement carefully for more information.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, please promptly vote your shares. Additional information on how to vote your shares can be found in the Proxy Statement.

We do not believe that communication with our stockholders begins and ends with the Annual Meeting. We appreciate the dialogue we have with our stockholders throughout the year and look forward to continuing this dialogue in the future. The Proxy Statement provides additional information regarding how to contact the Company.

Thank you for your investment in Community Health Systems, Inc. and your continued support.

Sincerely,

Wayne T. Smith Chairman of the Board of Directors	Tim L. Hingtgen Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 7, 2024

8:00 a.m. (Central Daylight Time)

Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, TN 37067

The Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Annual Meeting”) will be held on Tuesday, May 7, 2024 at 8:00 a.m. (Central Daylight Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, TN 37067.

The Annual Meeting will be held for the purpose of considering and acting upon the following matters:

1.	To elect fourteen (14) directors, each to serve for a term of one year to expire at the 2025 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 11, 2024, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE (IF APPLICABLE). IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Christopher G. Cobb

Vice President-Legal and Corporate Secretary

Franklin, Tennessee

March 28, 2024

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 21, 2024. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2024 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2023 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2024.

2023 FINANCIAL PERFORMANCE HIGHLIGHTS

Overall, during 2023, we, like many healthcare providers, experienced an improved, yet still challenging, operating environment as our patient volumes continued to increase, we made progress in our efforts to stabilize our workforce in the face of challenging labor market conditions, and certain inflationary pressures began to moderate. Meanwhile, other challenges continued to impact our business, such as higher medical specialist fees, adverse trends in the resolution of professional liability claims, the shift of Medicare-age patients in the Company’s communities from traditional fee-for-service to Medicare Advantage plans, which results in lower reimbursement for care, and the increasing frequency of third-party payors downgrading status, denying claims, and delaying payment for services rendered. Despite these challenges, the Company continued to make progress on many of its key strategic priorities.

During 2023, net operating revenues of $12.5 billion represented a 2.3% increase compared to the prior year. Patient volumes increased during 2023 as demand continued to improve in our markets and we saw benefits from previous investments to achieve growth, increase capacity, and expand the scale of offerings in our healthcare systems. In addition, during 2023, the Company made meaningful progress in relation to managing its labor expense as the year progressed through effective recruitment efforts that helped significantly reduce contract labor utilization. Additionally, the Company’s ongoing execution of its margin improvement program positively impacted our non-labor expenses.

In 2023, the Company continued to pursue opportunities to lower overall debt and leverage to improve our capital structure. In December 2023, the Company refinanced a portion of its senior secured debt through a private offering of $1.0 billion aggregate principal amount of 10 7⁄8% Senior Secured Notes due 2032 and associated redemption of $985 million aggregate principal value of 8% Senior Secured Notes due 2026, extending the maturity of the refinanced debt. Also, during 2023, the Company repurchased and retired approximately $402 million principal amount of its outstanding notes at a discount through a combination of open market and privately negotiated repurchases which will reduce the Company’s annual cash interest.

To position the Company for long-term success, we have designed four organizational priorities. During 2023, we saw results from each of these areas. The first is Accelerate Growth, which includes strategic capital investments to enable volume gains and increase our potential for long-term growth. This focus helped us achieve improvement in key volume metrics in 2023, such as same-store adjusted admissions and surgeries. Our second area includes actions to Strengthen Our Workforce. Through strong gains in employee recruitment and retention, including a net gain of more than 1,000 bedside nurses, we achieved significant reductions in contract labor expense during 2023. Third, our work to Control Expenses includes our margin improvement program, supply chain initiatives, and productivity enhancements, helping us to keep non-labor expense growth below the rate of inflation as well as freeing up resources in our healthcare systems to provide more care for patients. Fourth is our commitment to Advance Safety and Quality, which is an ongoing, daily commitment and integral to our mission. In 2023, we achieved a record 89% reduction in our Serious Safety Event Rate from the baseline established in 2013, which equates to thousands of patients who have experienced better outcomes as a result of our efforts.

Looking ahead, we remain focused on these four priority areas which we believe remain essential to driving results and delivering value for all of the Company’s stakeholders.

Our consolidated results during 2023 and 2022 are reflected in the chart below.

Performance Results For the Years Ended December 31, 2023 and 2022 (dollars in millions, except per share and stock price amounts)
Key Metrics	2023 Results	2022 Results	% Increase/ (Decrease)

Net Operating Revenues	$12,490	$12,211	2.3%

Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(133)	$46	(389.1)%

Net (loss) income attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	-1.1%	0.4%

Adjusted EBITDA (1)	$1,454	$1,466	(0.9)%

Adjusted EBITDA as a % of net operating revenues (1)	11.6%	12.0%

Cash Flows from Operations	$210	$300	(30.0)%

(loss) Earnings per Diluted Share, as reported	$(1.02)	$0.35	(391.4)%

(loss) Earnings per Diluted Share, excluding Adjustments (1)	$(1.39)	$(1.38)	(0.7)%

Stock Price as of December 31	$3.13	$4.32	(27.5)%
(1) Adjusted EBITDA and (Loss) Earnings per Diluted Share, excluding Adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

(1) Earnings (loss) per diluted share, as adjusted, is a non-GAAP financial measure which reflects our reported earnings (loss) attributable to Community Health Systems, Inc. stockholders per diluted share for the periods presented adjusted for certain items as reflected on Annex A. Adjusted EBITDA is EBITDA (which is a non-GAAP financial measure that consists of net (loss) income attributable to Community Health Systems, Inc. stockholders before interest, income taxes and depreciation and amortization) adjusted for certain items as reflected on Annex A. For definitions and reconciliations of Adjusted EBITDA and (Loss) Earnings per diluted share, as adjusted, to the most comparable GAAP measures, and why we believe these non-GAAP financial measures present useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated fourteen (14) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. A more detailed biography of each director can be found on pages 24 to 32 of the Proxy Statement.

Name/Experience/Occupation	Director Since	Committee Memberships

Susan W. Brooks

Ms. Brooks is a former Congresswoman and former U.S. Attorney. Her deep knowledge of and experience in both the legislative and judicial branches of the Federal government provide our Board with valuable insight into the governmental processes and priorities that impact the heavily-regulated industry in which we operate. In addition, through her diverse experience, including advising public and privately-held companies, non-profits, educational institutions, and hospitals, she has an understanding of the healthcare industry as well as to other sectors with which our Company frequently interacts.

	2022	Governance & Nominating

Lt. Gen. Ronald L. Burgess, Jr. U.S. Army (Retired)

Gen. Burgess brings extensive cybersecurity knowledge and executive leadership experience to the Board. He served as the head of the U.S. Defense Intelligence Agency and as acting Principal Deputy Director of National Intelligence. In these roles he provided advice and expertise regarding national security, including cybersecurity threats, to the President of the United States, the Secretary of Defense, the Director of National Intelligence, the Chairman of the Joint Chiefs of Staff and Congressional leaders. Following his retirement from the military, Gen. Burgess served in various roles at Auburn University, where he interfaced and coordinated with federal and state government representatives among others on cybersecurity and national security issues.

	2023	Audit & Compliance

John A. Clerico Mr. Clerico is our independent Lead Director. He brings executive leadership experience to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His years of service on our Board lend important continuity to financial, audit, and compliance oversight functions. He is currently chairman and a registered financial advisor of ChartMark Investments.	2003	Compensation

Michael Dinkins Mr. Dinkins brings extensive experience, having served on the board and as chief financial officer of a publicly-traded company. He provides understanding of complex financial and operational issues and strategy and risk assessment processes. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board. He is currently president and chief executive officer of Dinkins Financial.	2017	Audit & Compliance*

James S. Ely III Mr. Ely’s years of experience in the financing industry and in the healthcare sector in particular, provides a needed area of expertise. He is able to assist our Board and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on our balance sheet. Mr. Ely founded PriCap Advisors, LLC, an investment management firm, and currently serves as its chief executive officer.	2009	Compensation* Audit & Compliance

John A. Fry Mr. Fry’s experience as the president of an academic institution, service on the executive committee of the University of Pennsylvania Health System, and service on the boards of non-profit institutions, bring important perspectives to our Board. His familiarity with the issues faced by non-profit organizations assists in understanding the competitive environment. His experience in financial management, financial reporting, audit and compliance, and risk management are valuable skill sets. He is currently the President of Drexel University in Philadelphia, Pennsylvania.	2004	Governance & Nominating* Compensation

Joseph A. Hastings, D.M.D. Dr. Hastings brings the perspective of a healthcare practitioner as well as previous experience as a board member of a publicly-traded company. His experience in managing a healthcare practice is similar to that of many of the Company’s affiliated physician practices, and he can provide valuable advice to the Board and management regarding trends in both medicine and the organization and operation of healthcare practices. Dr. Hastings is a private practice orthodontist in Mobile, Alabama with over 37 years of healthcare experience.	2021	Governance & Nominating

Name/Experience/Occupation	Director Since	Committee Memberships

Tim L. Hingtgen Mr. Hingtgen is our Chief Executive Officer. He is responsible for strategic and operational priorities and provides oversight and direction to senior corporate and regional operations leaders who directly support our health systems. He is a highly accomplished hospital operator with a track record of successfully optimizing hospital operations and developing regional healthcare networks. Prior to joining CHS in 2008, Mr. Hingtgen served as a chief executive officer and chief operating officer of hospitals affiliated with other for-profit hospital systems.	2017

Elizabeth T. Hirsch Ms. Hirsch’s experience as an accounting and finance executive in a publicly-traded corporation provides the Board with valuable insight, including financial statement preparation, internal controls, SEC reporting, and debt financings. She also brings investor relations expertise and an understanding of the perspective of institutional investors. She is currently retired, but most recently served as vice president and controller of Praxair.	2018	Audit & Compliance Compensation

William Norris Jennings, M.D. Dr. Jennings brings the perspective of a physician to the Board. He provides advice about trends in medicine and his experience managing large physician practices, with a focus on risk and quality oversight, offers a physician’s viewpoint to the Board in these areas. He also brings practitioner insight to quality measures and reporting, electronic health records, and federal regulation of practitioner-hospital relationships. Dr. Jennings is currently retired.	2008	Governance & Nominating

K. Ranga Krishnan, MBBS Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries. From 2019 to 2022, Dr. Krishnan served as chief executive officer of Rush University System for Health, where he currently serves as executive vice chairman and senior advisor. He is also a professor of psychiatry at Rush Medical College.	2017	Governance & Nominating

Wayne T. Smith Mr. Smith is the Chairman of the Board of Directors. At the time of his retirement as an executive of the Company, effective January 1, 2023, he was one of the most tenured executives in the healthcare industry and had led the Company to become one of the largest publicly-traded providers of healthcare services in the nation. He is the past-chair of the board of the Federation of American Hospitals, past-chair and former board member of both the Nashville Area Chamber of Commerce and Nashville Health Care Council and serves on the board of trustees of Auburn University.	1997	Chairman of the Board of Directors

H. James Williams, Ph.D. Dr. Williams’ educational background and extensive teaching experience provides accounting expertise to the Board. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board. Dr. Williams currently serves as president of Mount St. Joseph University in Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville, Tennessee.	2015	Audit & Compliance

Fawn D. Lopez

Ms. Lopez brings a wealth of knowledge in the healthcare industry, coupled with deep expertise in media and marketing, and valuable relationships with a broad spectrum of industry leaders and influencers from her many years as the publisher of Modern Healthcare and vice president of Crain Communications. Throughout her career, she has demonstrated a commitment to fostering growth, diversity and sustainability as well as championing and promoting the successes of women and underrepresented groups in the healthcare industry, including through her service on advisory boards for educational institutions, privately-held companies, and non-profit organizations.

	Nominee

* Committee Chair

BOARD OF DIRECTORS NOMINEES’ CORE SKILLS AND EXPERIENCE

The following table highlights certain core skills and experiences of our director nominees (including both our incumbent directors, all of whom are standing for re-election at this Meeting, and our new director nominee) in addition to those described in the biographies outlined above and beginning on page 24 of this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS

•  Annual election of all directors

•  Directors elected by majority vote

•  Resignation policy for directors who do not receive more votes “for” than “against” their election

•  Proxy access

•  Board includes five current members as well as a new director nominee who are diverse based on gender or race/ethnicity

•  When seeking candidates to serve on the Board, at least one woman or one member of an underrepresented group is included in the pool of candidates for nomination

•  Among our new directors since 2015 (including our new director nominee at this meeting), 38% have been female and 50% have been racially/ethnically diverse.

•  Independent directors comprise super-majority of the Board

•  All Board Committees consist solely of independent directors

•  Non-management directors meet regularly in executive sessions and independent directors meet in executive session at least annually.

•  Robust Independent Lead Director role

•  Separate Board Chair and Chief Executive Officer

•  Comprehensive Code of Conduct and Corporate Governance Guidelines, which are reviewed annually

•  Written charters for all Board Committees, which are reviewed annually

•  Limits on the number of other public company boards on which our directors may serve

•  Risk oversight by full Board and Board Committees

•  Equity ownership guidelines for directors and executive officers aligned with industry standards

•  Policy prohibiting pledging and hedging of our stock

•  Strong compliance program

•  Approximately 98% Board and Board Committee meeting attendance in 2023

•  Annual Board and Board Committee self-evaluations

•  Board participation in executive succession planning sessions

•  Compensation “clawback” policy broader than NYSE requirements

•  Strong pay-for-performance philosophy

•  Longstanding commitment to corporate responsibility and sustainability

•  Robust stockholder engagement

•  One class of voting shares outstanding

•  No supermajority stockholder voting requirements in our certificate of incorporation or bylaws

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year we interact with stockholders through a variety of stockholder engagement activities. In 2023, our key stockholder engagement activities included in-person or virtual attendance at six investor conferences, three large group investor and prospective investor meetings at our corporate offices, and our 2023 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website (www.chs.net/investor-relations/). For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE

2023 Executive Compensation

At our 2023 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2023 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

As a leading operator of general acute care hospitals and outpatient facilities within the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

Despite the challenging macroeconomic and industry environment in 2023, the Company had a higher level of achievement in 2023 compared to 2022 with respect to the performance metrics taken into account in our short-term cash incentive program, and continued to make progress on many of its key strategic goals, which we believe will result in a stronger organization as we progress into 2024 and beyond. This progress included increased volumes across key services, continuing to expand access points, successfully managing non-labor expenses despite inflationary pressures, producing strong provider recruitment results, insourcing a large number of previously outsourced medical specialists, significantly reducing contract labor expenses, developing and implementing additional programs to support and monitor patient safety and quality of care and advancing the Company’s diversity, equity, and inclusion objectives. To further improve operating efficiency, the Company also continued the execution of its margin improvement program, which contributed to additional cost savings during the year, and began the roll-out of its new enterprise resource planning (ERP) system to redesign and consolidate key business functions. Consistent with the Company’s pay-for-performance philosophy, taking these factors into account, our Chief Executive Officer received 72% of his target cash incentive award for 2023 (as compared to 26% of his target cash incentive award during 2022).

Our long-term incentive (“LTI”) mix further aligns our executive compensation program with stockholder interests by virtue of the fact that 75% of the target LTI awards (based on the number of shares subject to such awards) granted to each of our named executive officers during 2023 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officers only to the extent the Company achieves its long-term performance goals and/or our stock price increases in the future.

With respect to the performance-based restricted stock awards granted to our named executive officers in March 2021, which vested on the third anniversary of the grant date based on the Company’s three-year cumulative financial results during the 2021-2023 performance period, the Company achieved less than 80% of the target for the Cumulative Consolidated Adjusted EBITDA Growth three-year performance objective (i.e., below threshold) and over 120% of the target for the Cumulative Same-Store Net Revenue Growth three-year performance objective (i.e., above maximum) underlying these awards, which targets were set in February 2021. In addition, the Company’s three-year TSR Percentile Rank (which was an additional performance objective for the Chief Executive Officer and Chief Financial Officer) was below the 25th percentile of the Company’s TSR peer group. As a result of the impact of these factors, the performance-based restricted stock awards granted to our Chief Executive Officer and Chief Financial Officer in March 2021 were earned at 80% of the target number of shares originally granted to them, and the performance based restricted stock awards to the other named executive officers were earned at 100% of the target number of shares originally granted to each award recipient.

We conduct year-round proactive stockholder interaction and are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder perspectives on executive compensation and other topics that are important to our stockholders. In addition to our SEC filings, press releases, Community Impact Report, Environmental Sustainability Report, and company website, we also communicate with stakeholders through earnings calls, investor conferences and other meetings. In addition, during 2023, we met or consulted with stockholders that held over 50% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. We intend to continue to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

KEY FEATURES OF OUR COMPENSATION SYSTEM

What We Do	What We Don’t Do

 Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.

 Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

 Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2023 awards, Total Shareholder Return Percentile Rank (CEO and CFO only); Consolidated Adjusted EBITDA Growth; and Same-Store Net Revenue Growth).

 Equity Ownership Guidelines – All NEOs are subject to our equity ownership guidelines.

 “Clawback” Provisions – Our clawback policy requires the recovery of specified incentive-based compensation from our Section 16 officers in the event of a restatement consistent with NYSE requirements and, at the Compensation Committee’s discretion, from any employee in the event of a restatement caused by that employee’s fraud or misconduct.

 Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.

 Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

 Use a representative and relevant peer group.

   Excessive Perquisites – Perquisites represent a limited portion of our NEOs’ compensation.

   Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

   Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

   Excise Tax Gross-ups are not offered for any executive officers covered under the Company’s Change-in-Control Severance Agreements.

   “Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

   Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

   Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

2023 COMPENSATION PROGRAM

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual cash incentive compensation and performance-based restricted stock requires achievement of challenging goals and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

ELEMENT	PURPOSE	KEY CHARACTERISTICS

BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	“At Risk” annual cash awards based on performance compared to multiple pre-established short-term financial goals and non-financial strategic and operational performance improvement goals.

LONG-TERM INCENTIVE AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our Common Stock over the long term; links the interest of our executives and stockholders; serves as a retention tool	For 2023, consistent with recent years, a total of 75% of the target annual LTI award granted to each of our Named Executive Officers was in the form of (i) performance-based restricted stock, which will result in value to the Named Executive Officer only to the extent the Company achieves its long-term performance goals, and (ii) non-qualified stock options, which will result in value to the Named Executive Officer only if the Company’s stock price increases in the future. The other 25% of the target annual LTI awards (based on the number of shares subject to such awards) granted to each Named Executive Officer was allocated to time-based restricted stock which vest in one-third increments on each of the first three anniversaries of the grant date. The ultimate value realized for long-term incentive awards varies based on our performance against pre-determined incentive metrics and with the price of our Common Stock.

RETIREMENT AND DEFERRED COMPENSATION	Encourages retention and rewards continued service through our executives’ most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.

OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Target Pay Mix

We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2023, approximately 85% of the Chief Executive Officer’s target direct compensation value and approximately 71% of our other named executive officers’ average target direct compensation value was at risk in the form of short-term cash incentive awards and long-term incentives. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The following graph depicts the “target pay mix” for our named executive officers in 2023, reflecting the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2023.

ROADMAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE

PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholders’ interests through service on the Board.	FOR each nominee	41

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation program with a mix of compensation elements with the purpose of generating a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives through annual target incentive cash compensation and long-term incentive awards of equity-based compensation, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. We are submitting to our stockholders a nonbinding advisory vote to enable them to express their views with respect to the compensation of our named executive officers as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

	FOR	42

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche LLP to serve as the independent registered public accounting firm is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche LLP.

	FOR	87

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

March 28, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 7, 2024: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2024 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM.

INTRODUCTION

Solicitation

This Proxy Statement and the form of proxy card of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about March 28, 2024. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2024 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

The Meeting will be held on Tuesday, May 7, 2024 at 8:00 a.m. (Central Daylight Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067. We encourage you to vote your shares prior to the Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to SEC rules and in order to help reduce the environmental impact as well as the cost to the Company associated with the printing and mailing of proxy materials, the Company has elected to provide access to our proxy materials via the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials via the internet or to request printed copies may be found in the Notice and in this Proxy Statement.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card (if applicable) or by indicating your vote via one of the other voting methods described below under “How do I vote my shares?”, you are giving the Chief Executive Officer or the Executive Vice President, General Counsel and Assistant Secretary of the Company the authority to vote your shares in the manner you indicate.

Why did I receive more than one proxy card or Notice?

You may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should indicate your vote on, sign and return each proxy card you receive. If your shares are held by one or more brokers, banks, trustees or other nominees (i.e., in “street name” as explained further below), you will receive separate voting instructions regarding how you may vote such shares from each broker, bank, trustee or other nominee holding shares on your behalf for each account in which you own shares. You should follow the voting instructions received from each broker, bank, trustee or other nominee to separately indicate your vote for the shares held in each such account.

How can I elect to receive proxy materials electronically in future years?

We encourage stockholders to take advantage of the availability of the proxy materials on the internet in order to reduce the environmental impact of our annual meetings as well as the cost to the Company associated with the printing and mailing of proxy materials. If you received a paper copy of these proxy materials and wish to instead access the proxy materials electronically in the future, the proxy card (or voting instructions) provided with the proxy materials contains instructions on how you may elect to stop receiving a paper copy of future proxy materials and access the proxy materials electronically in the future. If you received more than one paper copy of the proxy materials, please follow these instructions on each proxy card (or voting instructions) you received.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Monday, March 11, 2024.

How many shares of Common Stock may vote at the Meeting?

As of March 11, 2024, there were 138,981,505 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record” who received printed copies of the proxy materials, you can vote your proxy by mailing in the enclosed proxy card or you can vote prior to the Meeting by using one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16-digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, as noted above, it is not necessary for you to mail back your proxy card.

If you received one or more Notices instead of printed copies of the proxy materials, you should follow the voting instructions set forth in each Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which allow you to vote your shares prior to the Meeting by using the internet or a toll-free telephone number. If you hold shares through more than one broker, bank, trustee or other nominee or in multiple accounts, you should receive separate materials and voting instructions from each. You will need to separately follow the instructions received from each broker, bank, trustee or other nominee through which you hold shares for each such account in order to ensure that all of your shares are voted.

In addition to the voting methods set forth above, “stockholders of record” and holders of shares in “street name” may vote at the Meeting as set forth below under “Can I vote my shares at the Meeting?”

Can I vote my shares at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present a valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership as of the record date, a proxy card or a legal proxy provided by your broker, bank, trustee or other nominee. If you hold your shares in “street name,” please consult with your broker, bank, trustee or other nominee, as necessary, in advance of the Meeting date to ensure that you have what you need to be admitted to the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1	FOR the election of each of the following fourteen (14) nominees for director: Susan W. Brooks; Ronald L. Burgess, Jr.; John A. Clerico; Michael Dinkins; James S. Ely III; John A. Fry; Joseph A. Hastings, D.M.D.; Tim L. Hingtgen; Elizabeth T. Hirsch; William Norris Jennings, M.D.; K. Ranga Krishnan, MBBS; Fawn D. Lopez; Wayne T. Smith; and H. James Williams, Ph.D. to one-year terms expiring at the 2025 Annual Meeting of Stockholders.

Proposal 2	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2024.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your shares will be voted in accordance with the Board’s recommendations for the proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in “street name” and do not provide each broker, bank, trustee or other nominee that holds your shares with specific voting instructions as described above under “How do I vote my shares?”, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

Conversely, under NYSE rules, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) and the approval, on an advisory basis, of named executive officer compensation (Proposal 2) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1 and 2.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any non-routine matter in respect of which there may be broker non-votes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

*	By sending a written notice of revocation to the Corporate Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

*	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

*	By submitting another vote by telephone or via the internet prior to the Meeting; or

*	By attending the Meeting and voting your shares in person at the Meeting before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of fourteen (14) directors	Votes cast for the election of that nominee must exceed votes cast against the election of that nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the shares entitled to vote and present in person or represented by proxy	No

Proposal 3 —	Ratification of independent registered public accounting firm for 2024	Majority of the shares entitled to vote and present in person or represented by proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of Proposals 2 or 3, the abstention will have the same effect as a vote AGAINST the proposal.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $19,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees may aid in the solicitation of proxies. These individuals will not receive additional compensation for this task.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing or providing notice of the availability of these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, please call our Corporate Secretary at (615) 465-7000.

GENERAL INFORMATION

How may I contact the Chairman of the Board of Directors, the Lead Director or other non-management members of the Board of Directors?

The Chairman of the Board of Directors, or Board Chair, is Wayne T. Smith, and the independent Lead Director is John C. Clerico. They and any of the other non-management directors (including the chair of any of the standing committees of our Board) may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

Stockholders or other interested parties may also communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

https://www.mycompliancereport.com/ (use code “CYH”)

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right not to forward any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board is governed by the Company’s Amended and Restated By-laws (the “By-laws”), and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, our Board has thirteen (13) members. In addition to the incumbent directors, upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated Fawn D. Lopez to stand for election to serve as a new director if elected at this Annual Meeting as noted herein.

A majority of our directors must be “independent” under NYSE rules. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules. To determine whether our incumbent directors and any new director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of our directors and director nominees to a questionnaire completed by each of them on an annual basis, which solicits information about their relationships and other facts and circumstances that may be relevant to such independence determination. The Board also considers any relationships between the Company and other organizations on which our directors or director nominees serve as directors or with respect to which such directors or director nominees are otherwise affiliated. With the exception of Mr. Smith, our former Chief Executive Officer who served as an executive of the Company until January 1, 2023 and continues to serve as Chairman of the Board, the Board determined that each of our incumbent non-management directors and our new director nominee satisfied all of the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board has affirmatively determined that each of the following non-management directors and the new director nominee are independent under our Governance Guidelines and the applicable rules of the NYSE and the SEC:

Susan W. Brooks

Ronald L. Burgess, Jr.

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Joseph A. Hastings, D.M.D.

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

H. James Williams, Ph.D.

Fawn D. Lopez (nominee)

In addition to Mr. Smith, Mr. Hingtgen, who is our Chief Executive Officer and employed by a subsidiary of the Company, is not independent.

Do the non-management members and independent members of the Board of Directors meet in separate sessions?

The non-management members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. During 2023, the non-management members of our Board met in executive session nine (9) times, either in conjunction with a Board meeting or a committee meeting at which the other non-management directors were present. The Board Chair generally presides over those sessions. In the absence of the Board Chair or when leadership by the Board Chair is not deemed advisable, the Lead Director may preside at such meetings. If an executive session is held in conjunction with a committee meeting at which the other non-management directors are present, the chair of the applicable committee may preside at such meeting. In addition, at least annually, the independent directors meet in executive session presided over by the Lead Director. All directors are encouraged to offer feedback regarding topics to be included as agenda items for upcoming Board or committee meetings.

What is the leadership structure of the Board of Directors?

The Board is currently led by Mr. Smith as Chairman of the Board. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Board Chair and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to focus on the Company’s day-to-day operations, while allowing the Board Chair to lead the Board in providing advice and oversight to management.

The Board believes that Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 24 years of prior service as the Chief Executive Officer of the Company, uniquely qualify him for the role of Board Chair. In addition, the Board believes that certain other practices and policies (including the role of our independent Lead Director) assure that the independent members of the Board (who comprise a super-majority of the Board) provide appropriate oversight, consultation, and involvement. The Governance and Nominating Committee is responsible for reviewing the Board’s leadership structure to assess whether to separate or combine the roles of Board Chair and Chief Executive Officer based on the Company’s particular facts and circumstances at the time. Under the terms of a final order of settlement in the derivative actions In re Community Health Systems, Inc. Shareholder Derivative Litigation entered into by the Company in January 2024, the Company is obligated to maintain separate roles of Board Chair and Chief Executive Officer for a period of five (5) years from the date of such settlement.

The Board is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and presentations made to them during these meetings by the Company’s Chief Executive Officer and other corporate executives. All directors are advised of actions taken by the various committees of the Board and are invited to, and frequently do, attend meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure is effective and appropriate.

As indicated above, the non-management members of the Board meet in executive sessions that are generally presided over by the Board Chair. In the absence of the Board Chair or when leadership by the Board Chair is not deemed advisable, the independent Lead Director, currently John Clerico, will preside at such meetings. If an executive session is held in conjunction with a committee meeting at which the other non-management directors are present, the chair of the applicable committee may preside at such meeting. The Board Chair serves as the principal liaison between the non-management directors and members of management. In addition, as noted above, at least annually, the independent directors meet in an executive session presided over by the Lead Director. The Lead Director also has the authority to call meetings of the independent directors and prepare agendas for such meetings. The Lead Director may serve as a liaison between the independent directors and management, as needed. The Lead Director also may advise on the quality, sufficiency and currency of the materials sent to the Board in connection with its meetings and offer input on regular meeting agendas. As requested, the Lead Director is available for consultation and direct communication with major stakeholders.

Board independence is further achieved through the completely independent composition of the three standing committees of the Board: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees and, as noted above, is invited to, and frequently does, attend meetings and executive sessions of Board committees on which he or she does not serve. Thus, there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board assure effective independent oversight as well as effective independent leadership, while maintaining practical efficiency.

What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?

In addition to our good corporate governance practices highlighted above in the Corporate Governance Highlights section, we have implemented, various environmental, social and governance (“ESG”) initiatives, including in the following areas:

Environment/Sustainability. We are committed to providing high-quality care in the communities we serve while identifying and implementing processes that improve energy efficiency, reduce consumption and waste, minimize environmental impact and improve community well-being. We continue to be focused on the reduction of our carbon footprint, water and energy usage and material waste, and our initiatives in this area can often be cost-effective as well as important for environmental sustainability. Our key environmental initiatives include the following:

•

Meet or Exceed Applicable Legal and Regulatory Environmental Standards. We endeavor to meet or exceed applicable legal and regulatory standards for the safe operation of our facilities and the protection of our environment, including through the following measures:

•

establishing design standards and focusing on sustainability considerations for architectural design, facility construction, equipment and waste management in connection with the construction of new buildings and significant renovation projects, which may also result in such facilities being more energy efficient and having lower operation and maintenance costs;

•

making capital investments to update our facilities to withstand extreme weather conditions, including as the result of climate change, and establishing emergency preparedness plans and incident response teams to help sustain our facilities in the event of extreme weather conditions;

•	seeking Green Building Initiative Green Globes Program certification for recent new construction and major renovation projects; and

•	procuring sustainably sourced products, including through the policies of HealthTrust Purchasing Group, L.P., our group purchasing organization.

•

Reduce, Reuse and Recycle Materials. We reduce, reuse and recycle materials where possible and practical to conserve resources and minimize the need for treatment or disposal, including through reducing printing and paper usage, environmental services measures, reprocessing medical supplies, diverting plastic and cardboard from landfills and engaging in other effective waste management practices, and engaging in various recycling measures.

•

Reduce Energy Usage, Emissions and Water Consumption. We are committed to reducing energy usage, emissions and water consumption. We have made significant progress in relation to reducing energy and water consumption in recent years, and are considering new initiatives which may enable us to make further progress in these areas. Our current initiatives in this area include

•

investing in infrastructure to reduce energy consumption, such as through roof replacement and repair projects, installation of high-efficiency LED lighting, replacement of older HVAC systems with more efficient equipment, and implementation of smarter building technology and automation systems;

•	implementing energy conservation measures;

•	performing preventative maintenance to ensure systems are performing at optimal operating efficiency;

•	auditing and monitoring our energy reduction efforts; and

•	reducing water consumption through measures such as effective water treatment programs and, where practicable, the utilization of ground water wells at certain of our locations.

Patient Safety and High Quality of Care. We maintain an emphasis on patient safety and clinical outcomes and we are continuously focused on ways to improve patient, physician and employee satisfaction. To improve outcomes, healthcare personnel at our facilities use evidence-based medicine and clinical care paths in the treatment of our patients. We believe that a focus on continuous improvement yields the best results for patients, reduces risk and liability, and creates value for the people and communities we serve. As a result of our patient safety efforts, our Serious Safety Event Rate declined 89% compared to our 2013 baseline standard.

We also have expanded our network of outpatient services to create greater access and more convenience for our patients. Moreover, over the past decade, we have instituted numerous programs to improve safety in our hospitals and other patient care environments. We have also deployed innovative programs to deliver better outcomes including remote monitoring for patients with certain chronic conditions, maternal/fetal monitoring using machine learning and artificial intelligence, as well as tele-sitting technology.

For additional information regarding our focus on patient safety and quality of care, see the discussion under “Our Business Strategy — Continuously improve patient safety and quality of care” in Part I, Item 1 (Business) of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024.

Diversity, Equity and Inclusion. We are committed to diversity, equity and inclusion, including recruiting and retaining a diverse population of employees with respect to their experiences, education, socioeconomic status, race, color, ethnicity, religion, national origin, disability, culture, sexual orientation and gender identity or expression that are reflective of the communities we serve. Our diversity, equity and inclusion plan objectives are to strengthen cultural competence, build a diverse talent pipeline, retain and develop high potential employees, improve patient experience and outcomes, and increase supplier diversity, and we have taken various actions to further these objectives. For example, as we strive to deepen our culture of inclusion, we endeavor to strengthen our individual and collective cultural competence through both formal training and development programs and by informally sharing lived experiences and relating to one another. We are also committed to building a diverse talent pipeline through a variety of venues and programs such as internships, residencies, mentorship programs and by partnering with diverse professional organizations. By fostering a culture of inclusion, we believe that we are able to retain the best and brightest talent by making all employees feel valued by members of their respective team. As of December 31, 2023, approximately 80% of our employees were women and approximately 29% were people of color.

Supporting Our People. Our employees are vital contributors to the success of our organization, and we devote significant resources to recruit, retain and develop our workforce. We provide a wide range of development programs and resources, several of which were initiated and/or expanded in 2023, are designed to enable career pathways and advancement. These programs and resources include the following:

•	a tuition reimbursement program for all staff looking to further their education in any discipline employed by our health systems;

•	a student loan repayment program for numerous key clinical roles and reimbursement for licenses and certifications that are required for each individual role;

•	nursing school partnerships with educational institutions which offer educational pathways to those desiring to become professional nurses;

•

residency training programs, in connection with which affiliated hospitals partner with graduate medical education residency programs, thereby providing residents with direct clinical care and patient experience and growing the pool of practicing physicians.

•	an executive development program, which identifies and develops qualified personnel for leadership-level positions at our healthcare facilities;

•	Community LEADS, our Leadership Excellence and Development Series, a proprietary training program for directors, managers and supervisors at our hospitals and corporate offices; and

•	our Advanced Learning Center (ALC) platform, a web-based portal which provides employees and contractors access to computer-based training courses as well as instructor led classes in various areas.

Employees can also receive support through grants from the CHS Cares Fund, a non-profit charitable fund (administered by The Community Foundation of Middle Tennessee and funded by charitable gifts from the Company and its employees). The CHS Cares Fund was created in 2017 to provide financial assistance to employees of the Company’s affiliated entities, clinics and offices who have experienced financial hardship due to events beyond their control such as natural disasters and extended illnesses or injuries. Grants from the CHS Cares Fund help pay for essential living expenses for such employees, including housing, utilities, food, clothing and other basic necessities. Since its inception, grants totaling $7 million have been made by the CHS Cares Fund to employees to assist in times of need.

Community Involvement. The Company is committed to supporting the communities where we operate. Our hospitals improve the wellbeing of local residents through health fairs, screenings and educational programs, and actively participate in civic and charitable causes, sponsor community events and support local programs through volunteerism. In 2023, the Company launched its first Jars of Love Peanut Butter Drive, an initiative to help address food insecurity by stocking peanut butter into local food banks. Employees donated enough peanut butter to make one million sandwiches. Affiliates of the Company also joined to celebrate Doctors’ Day by donating more than $200,000 to charitable organizations in honor of their medical staffs.

The CHS Foundation, a foundation funded by charitable gifts from the Company, supports organizations involved with education, health, human services and international development. Through the CHS Foundation, the Company also supports and encourages the charitable pursuits of its directors and officers by matching qualifying charitable contributions made by these individuals.

We have reported on our ESG initiatives since 2010. Our most recent Community Impact Report and Environmental Sustainability Report are both available on our internet website in the Company Overview section. Please note that the information on our website (whether referenced here or elsewhere in this Proxy Statement) is not incorporated by reference in this Proxy Statement.

How does the Board of Directors oversee risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based Enterprise Risk Committee that includes executives from our operations, internal audit, clinical services, compliance, quality, revenue management, accounting, risk management, finance, facilities management, human resources, information technology, and legal departments. The Company’s enterprise risk management process includes interviews and surveys with corporate officers and leaders, regional and market leadership, and members of the Board, as well as reviewing third-party publications that evaluate perceived risks to the Company, the industry or the broader market. Through this in-depth process the Enterprise Risk Committee identifies and monitors what are believed to be the key risks currently facing the Company. A comprehensive presentation regarding the enterprise risk management process and each of the key risks identified is presented annually at a meeting attended by all directors. In addition, management provides updates on each of the key risks on an on-going basis at meetings of the Board and applicable Board committees (depending on the subject matter of the risk) throughout the year.

The Board is responsible for the overall supervision of the Company’s risk management activities. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level. The types of risks overseen by the Board and/or applicable Board committees may include, as appropriate, without limitation, business, industry, economic, patient safety, cybersecurity and ESG risks. ESG matters overseen by the Board and/or Board committees may include, without limitation, risks related to climate, environmental, sustainability, corporate social responsibility, human capital, energy, and natural resource matters. For additional information regarding the Company’s ESG initiatives, see “What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?”

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process. In addition, as discussed in greater detail below, the Audit and Compliance Committee has primary oversight responsibility regarding the Company’s information security, data security, data privacy, and other cybersecurity programs procedures and risks. See “What is the Board’s role in overseeing information security?” The Audit and Compliance Committee also considers the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Compensation Committee oversees risks associated with the Company’s executive compensation programs, including confirming that such programs do not encourage conduct that would be reasonably likely to have a material adverse effect on the Company. Taking into account the Compensation Committee’s oversight of such risks, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee oversees risks with respect to human capital management matters, including with respect to diversity, equity, and inclusion and leadership and talent development. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis — Risk Assessment of Executive Compensation.”

The Governance and Nominating Committee reviews and oversees certain ESG risks, including with respect to climate, environmental, sustainability, corporate social responsibilities, energy and natural resource matters.

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discusses those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least annually, in conjunction with its review of the Company’s enterprise risk assessment, the Audit and Compliance Committee considers the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chief Executive Officer address (in a director-only session, if appropriate) matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our non-management directors, through the three fully independent Board committees, as well as the Board Chair and the independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. Hingtgen as Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What is the Board’s role in overseeing information security?

The Company places the utmost importance on information security and privacy, including protecting the personal medical, financial and insurance information of its patients and employees. The Audit and Compliance Committee has primary oversight responsibility regarding the Company’s information security, data security, data privacy, and other cybersecurity programs, procedures and risks. The Audit and Compliance Committee and the full Board receive updates at least quarterly from management covering the Company’s programs for managing information security risks, including data privacy and data protection risks. Key aspects of the Company’s cybersecurity risk management program include the following:

•	adoption of the National Institute of Standards and Technology, or NIST, Cybersecurity Framework to assess the maturity of our cybersecurity programs;

•	periodic comprehensive Cybersecurity Program Assessments conducted by an external cybersecurity consultant;

•	enterprise-wide security and privacy policies that are reviewed and updated annually;

•	information security and privacy trainings included in mandatory onboarding and annual compliance training for all personnel;

•	regular testing, both by internal and external resources, of our information security defenses;

•	incident response procedures;

•	Third Party Cyber Risk Program to assess cybersecurity and information security risk associated with third parties that perform contracted services using information on our network; and

•	a Security Operations Center that is designed to continuously monitor information on our network, investigate potential cyber threats and report on information security incidents.

The Company’s management regularly monitors best practices in this area and seeks to implement changes to the Company’s security programs as needed to ensure the Company maintains a robust data security and privacy program. The Company also maintains a cybersecurity insurance policy that provides coverage in connection with cybersecurity incidents.

For additional information regarding our cybersecurity risk management program, see the discussion in Part I, Item 1C (Cybersecurity) of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024.

What are the standing committees of the Board of Directors?

Our Board has three standing committees: Audit and Compliance, Compensation and Governance and Nominating. Each standing committee operates pursuant to a committee charter. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the Company’s Governance Guidelines and the applicable committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

Michael Dinkins, Chair	James S. Ely III, Chair	John A. Fry, Chair
Lt. Gen. Ronald L. Burgess, Jr.	John A. Clerico	Susan W. Brooks
James S. Ely III	John A. Fry	Joseph A. Hastings, D.M.D.
Elizabeth T. Hirsch	Elizabeth T. Hirsch	William Norris Jennings, M.D.
H. James Williams, Ph.D.		K. Ranga Krishnan, MBBS

It is currently anticipated that Ms. Lopez, our director nominee, will not be appointed to a Committee at the time of her election to the Board of Directors.

How many times did the Board of Directors and its committees meet in 2023? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all of our then-serving directors were present at our 2023 Annual Meeting of Stockholders. The annual meeting of the Board in 2023 was held immediately after the 2023 Annual Meeting of Stockholders.

In 2023, the Board held five (5) meetings (all of which were regular meetings). Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period.

The Audit and Compliance Committee held eight (8) meetings during 2023. The other independent members of the Board were invited to and generally attended the meetings of the Audit and Compliance Committee. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding and to assist the Board in its oversight of: (i) the integrity of the Company’s consolidated financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. As discussed above under “How does the Board of Directors Oversee Risks?” and “What is the Board’s role in overseeing information security?”, the Audit and Compliance Committee also has oversight responsibilities with respect to enterprise risk management and the Company’s information security programs. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2024 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2023. The primary purpose of the Compensation Committee is to: (i) assist the Board in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Company’s cash-based incentive compensation plans with regard to executive officers of the Company; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s equity compensation plans; (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (v) review and oversee the Company’s human capital management strategies and programs. The Compensation Committee’s report is set forth later in this Proxy Statement. As set forth in its charter, the Compensation Committee oversees the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting (“Mercer”), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), has served as the independent executive compensation consultant to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee chair between meetings on matters related to executive compensation, and otherwise provides services in this capacity as further described below under “Compensation Discussion and Analysis.” Mercer’s fees for serving as the Compensation Committee’s independent executive compensation consultant in 2023 were approximately $207,000. During 2023, the Company, at the direction of management, also retained MMC or certain of its affiliates to provide limited consulting services to management, which services were limited primarily to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plans and market research. In 2023, the total amount paid to MMC or its affiliates for such services was approximately $383,000. Although the Compensation Committee and the Board are aware that the Company uses MMC or its affiliates for such services, neither the Compensation Committee nor the Board specifically approves those services. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2023. The primary responsibilities of the Governance and Nominating Committee are to: (i) identify individuals qualified to become Board members and to select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders, and make recommendations for directors’ assignments to the Committees of the Board; (ii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and regularly review such corporate governance guidelines and recommend to the Board any changes thereto; (iii) review and make recommendations to the Board regarding compensation programs for non-management directors; (iv) review and discuss with management the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the Proxy Statement; and (v) review and oversee certain ESG considerations, programs, strategies and risks, including with respect to climate, environmental, sustainability, corporate social responsibilities, energy and natural resource matters.

Who are the Company’s audit committee financial experts?

Our Board has determined that four of the five members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — Michael Dinkins, James S. Ely III, Elizabeth T. Hirsch, and H. James Williams, Ph.D. In addition, all of the members of our Audit and Compliance Committee are financially literate in accordance with New York Stock Exchange listing standards.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than three other public companies’ boards of directors. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other public companies’ audit committees. No director who is an executive officer of the Company may serve on more than two public companies’ boards of directors, including our Board. The Chief Executive Officer is required to obtain the approval of the Governance and Nominating Committee prior to accepting any nomination or appointment to serve on the board of directors of another public company. In addition, a director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary of his or her appointment to or resignation from another company’s audit committee.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our By-laws, Code of Conduct and Board committee charters are posted on our internet website in the Company Overview — Corporate Governance section (www.chs.net/company-overview/corporate-governance/). These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Attn: Investor Relations, 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. Non-management director compensation is reviewed annually by the Governance and Nominating Committee, in consultation with the Compensation Committee’s independent executive compensation consultant, Mercer, and adjusted if needed, on the same cycle as is our executive compensation. In addition, to further align directors’ interests with the long-term interests of stockholders, the Company requires that at least 50% of the non-management directors’ annual compensation (exclusive of the additional annual stipends paid to the Board Chair, the Lead Director and the chairs of the Board’s three standing committees) be paid in the form of equity in the Company.

For 2023, consistent with past practice, the non-management directors’ compensation package was reviewed by the Governance and Nominating Committee, in consultation with Mercer. Mercer advised that, based on a review of the board compensation paid by our peer group (as set forth below under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Peer Group Companies (for 2023 Compensation Cycle)”), the annual total compensation package of $310,000 (exclusive of the annual stipends paid to the Lead Director and the chairs of the Board’s three standing committees as referenced below) remained generally consistent with the median total director compensation package paid by companies within our peer group. As such, in

2023, each non-management director received a cash stipend of $130,000 as well as an equity award with a grant date fair value of approximately $180,000 (both of which were unchanged from the amounts awarded to our non-management directors in 2022). In addition, upon the recommendation of the Governance and Nominating Committee, in consultation with Mercer, the Board approved an additional annual stipend of $265,000 for the non-executive Board Chair for 2023 to be paid as an additional equity award as further described below. For 2023, the additional annual stipends paid to the Lead Director and the three committee chairs remained unchanged from 2022, and were as follows: Lead Director, $35,000; Audit and Compliance Committee chair, $20,000; Compensation Committee chair, $15,000; and Governance and Nominating Committee chair, $12,250.

The annual cash stipend payable to all non-management directors and the additional annual cash stipends payable to the Lead Director and the three committee chairs were paid in quarterly installments for 2023. Non-management directors who served for only a portion of the year received a pro rata portion of the annual cash stipend. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

Prior to the beginning of the calendar year, a non-management director may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan. When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in annual installments beginning either upon the last day of the fiscal quarter following his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. For 2023, Dr. Krishnan and Mr. Smith each elected to defer the entire amount of his cash compensation into a stock unit account under the Company’s Directors’ Fees Deferral Plan. None of the other non-management directors elected to defer any portion of their cash compensation payable for 2023.

In March 2023, at the same time that management’s long-term incentive (“LTI”) awards were granted, each of our non-management directors was granted 29,268 time-based restricted stock units as the equity portion of the non-management directors’ annual compensation. On the date of grant, these awards had an actual award value of approximately $180,000 per non-management director, which represented the number of restricted stock units valued at $180,000 (based on the closing market price of our Common Stock on that date of $6.15 per share) rounded to the nearest whole number of units. In addition, as noted above, as an annual stipend for his service as Chairman of the Board, Mr. Smith was granted an additional 43,089 time-based restricted stock unit awards with a grant date fair value of $265,000 (based on the closing market price of our Common Stock on that date of $6.15 per share) rounded to the nearest whole number of units.

Any non-management director who joins our Board during the first six months of the year will receive the same number of time-based restricted stock units as is awarded to the other non-management directors as the equity portion of the non-management directors’ annual compensation for that year; however, if a non-management director joins our Board during the last six months of the year such non-management director will receive no equity-based compensation for that year. For example, Gen. Burgess joined the Board during the 3rd quarter of 2023, and, therefore, did not receive any stock-based compensation for 2023.

The time-based restricted stock unit awards to our non-management directors vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units held by such non-management director will vest as of the date of termination. A non-management director may elect, prior to the beginning of the calendar year in which the award is granted, to defer the receipt of shares of the Company’s Common Stock issuable upon vesting of the restricted stock units until either his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. In the absence of a prior deferral election, the non-management director will receive shares of the Company’s Common Stock issuable upon the vesting of such restricted stock units. Drs. Hastings, Jennings and Krishnan and Mr. Smith elected to defer the receipt of shares of the Company’s Common Stock issuable upon vesting of the restricted stock units granted to each of them on March 1, 2023.

Management directors do not receive any additional compensation for their service on the Board.

Non-Management Director Compensation

The following table summarizes the aggregate fees earned and the value of equity-based awards earned by our then-serving non-management directors for 2023 for serving on our Board:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
Susan W. Brooks	130,000	180,000	310,000
Ronald L. Burgess, Jr.	39,212	—	39,212
John A. Clerico	165,000	180,000	345,000
Michael Dinkins	150,000	180,000	330,000
James S. Ely III	145,000	180,000	325,000
John A. Fry	142,250	180,000	322,250
Joseph A. Hastings, D.M.D.	130,000	180,000	310,000
Elizabeth T. Hirsch	130,000	180,000	310,000
William Norris Jennings, M.D.	130,000	180,000	310,000
K. Ranga Krishnan, MBBS	130,000	180,000	310,000
Wayne T. Smith	130,000	445,000	575,000
H. James Williams, Ph.D.	130,000	180,000	310,000

(1)

This amount includes the annual cash stipend paid to all non-management directors and the additional annual cash stipends paid to our Lead Director and to the chairs of the Board’s three committees as noted above. All fees for 2023 were paid in cash to each non-management director except for Dr. Krishnan and Mr. Smith, who each elected for the entire amount of his fees to be deferred into a stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan. Gen. Burgess joined the Board during the third quarter of 2023. The amount paid to Gen. Burgess reflects the prorated cash stipend payable to him for 2023.

(2)

This amount reflects the aggregate grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2023, this value-based award amount to each non-management director (other than Gen. Burgess, who joined the Board during the 3rd quarter of 2023, and, therefore, did not receive any stock-based compensation for 2023) was for 29,268 restricted stock units granted on March 1, 2023 ($6.15 per share). On that date, Mr. Smith also received an additional 43,089 restricted stock units as payment of his additional annual stipend as non-executive Board Chair. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2023, a total of 775,926 restricted stock units were outstanding and held by our non-management directors, including 41,056 restricted stock units held by Ms. Brooks; 47,488 restricted stock units held by each of Messrs. Clerico, Dinkins and Fry; 94,835 restricted stock units held by each of Mr. Ely and Dr. Williams (including restricted stock units held pursuant to each of these individuals’ prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of their restricted stock unit grants); 46,950 restricted stock units held by Dr. Hastings (including restricted stock units held pursuant to his prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of his restricted stock unit grants); 81,971 restricted stock units held by Ms. Hirsch (including restricted stock units held pursuant to her prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of her restricted stock unit grants); 100,729 restricted stock units held by each of Dr. Jennings and Dr. Krishnan (including restricted stock units held pursuant to each of these individuals’ prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of their restricted stock unit grants); and 72,357 restricted stock units held by

Mr. Smith (including restricted stock units held pursuant to his prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of his restricted stock unit grants).

How are Directors nominated by the Company?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then-existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the views of the Chief Executive Officer as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The Governance and Nominating Committee also ensures that at least one woman or one member of an underrepresented group is included in the pool of candidates considered for nomination. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the chair of the Governance and Nominating Committee, the Board Chair and the Chief Executive Officer.

The nomination of Gen. Burgess, who was appointed to our Board in September 2023, and Ms. Lopez, who our Board has nominated to stand for election at this Annual Meeting, were consistent with the above-described process. Our Board Chair introduced Gen. Burgess to the Governance and Nominating Committee for its consideration as a potential addition to the Board based on his knowledge of Gen. Burgess’ professional background, including distinguished military service, cybersecurity expertise, and other attributes. In addition, Ms. Lopez was familiar to several of our directors, including our Board Chair, through her deep healthcare industry experience, including her long-tenure as publisher and vice president of Modern Healthcare. With this backdrop, our Board Chair introduced Ms. Lopez to the Governance and Nominating Committee. After following the processes described in the preceding paragraph, the Governance and Nominating Committee recommended to our Board the appointment of Gen. Burgess to our Board in September 2023 and the nomination of Ms. Lopez to stand for election to our Board at the upcoming Annual Meeting. Thereafter, the Board approved their appointment and nomination, respectively.

What diversity considerations are evaluated in nominating Directors?

As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board, including:

*	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

*	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

*	The mix of perspectives, experience and competencies currently represented on the Board, which is primarily directed to the professional acumen of an individual;

*	Gender, racial, ethnic and cultural diversity;

*	The results of the Board’s annual self-assessment process; and

*	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad backgrounds and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. In addition, every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience and skills of each of the members of the Board is described below under “Members of the Board of Directors.” The Governance and Nominating Committee considers and assesses these contributions and the effectiveness of its nominating criteria in connection with nominating individuals to serve on the Board.

Six of our 14 director nominees are female and/or racially/ethnically diverse, including three director nominees who are female and four director nominees who identify as racially and/or ethnically diverse. As noted above, the Governance and Nominating Committee takes into account gender, racial, ethnic and cultural diversity considerations when selecting and nominating individuals to serve on our Board, and at least one woman or one member of an underrepresented group is included in the pool of candidates considered for nomination when seeking candidates to serve as new directors. Moreover, among our new directors since 2015 (including our new director nominee at this meeting), 38% have been female, and 50% have been racially/ethnically diverse. The following charts show the percentage of our director nominees (including both our incumbent directors, all of whom are standing for re-election at this Meeting, and our new director nominee) who are diverse based on gender and race/ethnicity, respectively.

How can stockholders nominate or recommend individuals to serve on the Company’s Board?

There are two ways in which stockholders can participate in the nomination process.

*

First, the proxy access provisions in our By-laws provide a means for stockholders to nominate directors and have their nominee’s names included in the Company’s proxy statement. These proxy access provisions in the By-laws permit a stockholder, or a group of up to 20 stockholders, owning in the aggregate 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and have included in the Company’s proxy materials for its next annual meeting of stockholders nominees for election to the Company’s Board of Directors constituting up to the greater of (x) two individuals or (y) 20% of the number of Directors currently serving on the Company’s Board (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) comply with the proxy access procedures described in the By-laws. For the Company’s 2025 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such proxy access director nomination no earlier than October 29, 2024 and no later than November 28, 2024 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2025, the notice must be received by the later of the date that is 180 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). Any nominations made pursuant to the proxy access provisions of the By-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to proxy access nominations set forth in the By-laws.

*

Second, stockholders may nominate candidates for election to our Board of Directors in accordance with the advance notice provisions set forth in our By-laws, and the Governance and Nominating Committee will consider any such candidates as potential nominees for election to our Board at our next annual meeting. Any director candidate nominated in accordance with the advance notice provisions set forth in our By-laws will be subject to the candidate evaluation process described above under “How are Directors nominated by the Company?” before the Governance and Nominating Committee makes a determination regarding whether or not to recommend such candidate to the Board for inclusion in the Company’s proxy materials. If a stockholder wishes to nominate any individuals to serve as a director in accordance with the advance notice provisions in our By-Laws for the Company’s 2025 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of any such director nomination no earlier than January 12, 2025 and no later than February 11, 2025 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2025, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such director nominations made pursuant to the advance notice provisions of the By-laws must meet the detailed disclosure and other requirements applicable to such director nominations set forth in the By-laws (including information regarding both the stockholder proponent and the nominee). In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2025.

When evaluating any director recommendations or nominations properly submitted by a stockholder as set forth above, the Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, a search firm or other source.

How can I submit a stockholder proposal or bring business for the 2025 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than November 28, 2024 and be submitted in accordance with applicable SEC rules, including Rule 14a-8. Such proposals must be delivered to Community Health Systems, Inc., Attn: Corporate Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed above under “How can stockholders nominate or recommend individuals to serve on the Company’s Board?”), such stockholder must bring such business in compliance with the advance notice procedures described in the By-laws. For the Company’s 2025 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such business no earlier than January 12, 2025 and no later than February 11, 2025 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2025, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such business to be brought before our annual meeting must be in proper written form and must meet the detailed disclosure and other requirements applicable to such matters set forth in the advance notice provisions of the Company’s By-laws.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the fourteen (14) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
Susan W. Brooks	63	Director
Ronald L. Burgess, Jr.	71	Director
John A. Clerico	82	Lead Director
Michael Dinkins	70	Director
James S. Ely III	66	Director
John A. Fry	63	Director
Joseph A. Hastings, D.M.D.	69	Director
Tim L. Hingtgen	56	Chief Executive Officer and Director
Elizabeth T. Hirsch	70	Director
William Norris Jennings, M.D.	80	Director
K. Ranga Krishnan, MBBS	67	Director
Wayne T. Smith	78	Chairman of the Board of Directors
H. James Williams, Ph.D.	69	Director
Fawn D. Lopez	64	Director Nominee

Susan W. Brooks	Director Since 2022

Governance and Nominating Committee Member

Ms. Brooks is currently retired. She is a former Congresswoman and former U.S. Attorney. From 2013 to 2021, she served as the U.S. Representative for the 5th District of Indiana, where she was instrumental in legislation to reform emergency response, healthcare, manufacturing, technology innovation, higher education and public safety. Ms. Brooks served as the Chair for the House Ethics Committee and was a member of the House Energy and Commerce Committee. She also held subcommittee roles in Health; Communications and Technology; Commerce, Manufacturing and Trade; and Oversight and Investigations. Ms. Brooks served on the Select Committee on the Modernization of Congress and on the House Committee on Education and Workforce and Homeland Security Committee. She also co-founded the 5G Caucus with a goal of positioning the United States as a leader in 5G wireless technology. Ms. Brooks co-chaired the Women’s Caucus and Women in High Tech Coalition and served as the Recruitment Chair for the National Republican Congressional Committee (NRCC). In this role, she recruited 94 women and 75 minority candidates who stood for election to Congress on general election ballots. Prior to serving in Congress, Ms. Brooks was Senior Vice President and General Counsel for Ivy Tech Community College, the public community college system for the state of Indiana, from 2007 to 2012. From 2001 to 2007, she served as U.S. Attorney for the Southern District of Indiana, where she oversaw the prosecution of Medicaid fraud and illegal opioid prescriptions. Prior to her appointment as U.S. Attorney, Ms. Brooks’ broad professional experience included practicing criminal defense law and later government services law at law firms in Indianapolis, Indiana. She also served as Deputy Mayor for the City of Indianapolis overseeing public safety operations and helped manage law enforcement and emergency response efforts. Ms. Brooks serves on the board of directors of First Merchants Corporation, a Nasdaq-listed financial holding company headquartered in central Indiana, and serves on its nominating and governance committee. In addition, Ms. Brooks currently serves on the Bipartisan Commission on Biodefense and formerly served as the co-chair of the CSIS Commission on Strengthening America’s Health Security, both based in Washington, DC. Ms. Brooks served on the Indiana Governor’s Commission on Public Health.

She has also served on several non-profit boards, including Ascension St. Vincent Hospital in Indianapolis. Ms. Brooks has received numerous awards, including the Congressional Champion Award from the Association of Maternal and Child Health Programs and the Congressional Leadership Award from the Community Anti-Drug Coalitions of America, both in 2020; and the Champion of Healthcare Innovation Award from the Healthcare Leadership Council and the Legislator of the Year from the Indiana Health Industry Forum, both in 2015.

Ms. Brooks’ deep knowledge of and experience in both the legislative and judicial branches of the Federal government provide our Board with valuable insight into the governmental processes and priorities that impact the heavily-regulated industry in which we operate. In addition, through her diverse experience, including advising public and privately-held companies, non-profits, educational institutions, hospitals and physician practices, she has an understanding of the healthcare industry as well as to other sectors with which our Company frequently interacts.

Lt. Gen. Ronald L. Burgess, Jr., US Army (Retired)	Director Since 2023

Audit and Compliance Committee

Gen. Burgess served in the U.S. Army for 38 years until his retirement from the military in 2012, rising to the rank of Lieutenant General. From March 2009 to July 2012, Gen. Burgess served as the head of the United States Defense Intelligence Agency. From June 2006 to October 2007 and again in January and February of 2009, he served as acting Principal Deputy Director of National Intelligence. In these roles, Gen. Burgess provided advice and expertise regarding national security to the President of the United States, the Secretary of Defense, the Director of National Intelligence, the Chairman of the Joint Chiefs of Staff and Congressional leaders.

Gen. Burgess has served as a special advisor to the president of Auburn University in Auburn, Alabama since July 2023. Prior to that, he served Auburn University as executive vice president from May 2018 until his retirement in June 2023, and as senior counsel for national security from December 2012 until May 2018. In these roles, Gen. Burgess has advised the university’s president on matters related to the overall direction, management, and effective administrative operations of the university in support of its mission, strategic plan, core values and vision. Gen. Burgess interfaced and coordinated with federal and state government representatives as well as private entities on all matters related to cybersecurity and national security, including briefing members of Congress and the Alabama legislature and their staffs on matters relating to cybersecurity threats, issues related to the United States military, and current world events and their potential impact. Gen. Burgess also serves on the advisory boards of a number of privately-held companies, including in the technology and healthcare fields.

During his military career, Gen. Burgess received numerous military awards and honors, including the Defense Distinguished Service Medal, the Defense Superior Service Medal, the Legion of Merit, the Meritorious Service Medal, the Joint Service Commendation Medal, the Army Commendation Medal, the Army Achievement Medal, and the NATO Medal (from the former Republic of Yugoslavia). He was also recognized with awards by the governments of Colombia and Bolivia, was presented with the Order of the Star of Romania by the president of Romania and was inducted into the National Order of the Legion of Honor by the president of France. He has been inducted into the United States Army Military Intelligence Hall of Fame and has received the Lifetime Achievement Award from the Auburn University Alumni Association. Gen. Burgess has also received multiple honorary degrees.

Gen. Burgess’ expertise in cybersecurity and information systems are a valuable asset to the Board and the Audit and Compliance Committee in their oversight of the Company’s information security, data security, data privacy, and other cybersecurity programs, procedures and risks. Moreover, his demonstrated leadership skills and experience in developing and carrying out a strategic vision both in the military and at a major university provide an additional perspective to the Board. His familiarity with interfacing with individuals at all levels of the federal and state government also provides additional insight to the Board in navigating the highly-regulated industry in which the Company operates. Gen. Burgess’ experience in advising privately-held companies in fields such as technology and healthcare gives him additional knowledge of areas that are important to the Company.

John A. Clerico	Director Since 2003

Lead Director

Compensation Committee Member

Mr. Clerico serves as our Lead Director. Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip S.A. From 1992 to April 2000, he served as an executive vice president and chief financial officer and on the board of directors of Praxair, a supplier of industrial gases and coatings and related healthcare services and technologies. From 1983 until its spin-off of Praxair in 1992, he served as an executive officer of Union Carbide Corporation in various financial and accounting areas. Mr. Clerico recently retired as a member of the board of directors of Educational Development Corporation, a Nasdaq-listed trade publisher and distributor of children’s books, where he served as lead independent director as well as on its on its audit (chair), nominating and corporate governance (chair), compensation (chair), and executive committees.

Mr. Clerico brings executive leadership experience and skills to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. In addition, his prior service as chair of both our Board’s Audit and Compliance Committee and Compensation Committee lend important continuity to the Board’s financial, audit, compliance and compensation oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

Michael Dinkins	Director Since 2017

Audit and Compliance Committee Chair

Mr. Dinkins has served as president and chief executive officer of Dinkins Financial, a consulting firm that helps small businesses gain access to capital, since October 2017. From 2008 until May 2012, Mr. Dinkins served on the board of directors of Integer Holdings Corporation (formerly known as Greatbatch, Inc.), a medical device outsource manufacturer, where he also served on its audit committee and compensation and organization committee. In May 2012, Mr. Dinkins resigned from Integer Holdings Corporation’s board of directors and its committees in conjunction with his appointment as senior vice president (later executive vice president) and chief financial officer of Integer Holdings Corporation, a position he held until his retirement in March 2017. In this role, he provided executive oversight to that company’s information security function. From 2008 until 2012, Mr. Dinkins served as executive vice president and chief financial officer of USI Insurance Services, an insurance intermediary company. From 2005 until 2008, he was executive vice president and chief financial officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Mr. Dinkins was vice president, global control & reengineering at Guidant Corporation from 2004 to 2005, and vice president and chief financial officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Inc., Cadmus Communications Group and General Electric Company. Mr. Dinkins serves on the board of directors and the audit and compliance committee (chair) of The Shyft Group, Inc., a Nasdaq-listed manufacturer and upfitter of specialty vehicles for the commercial, retail and service specialty vehicle markets. He served on the board of directors of Crane Co., a New York Stock Exchange-listed company, until April 2023 when that company spun out Crane NXT, Co. as a separate a New York Stock Exchange-listed company. At that time, Mr. Dinkins resigned from the Crane Co. board and began serving on the board of directors of Crane NXT, Co., an industrial technology company in the global payment and currency markets that provides trusted technology solutions to secure, detect, and authenticate customer’s products. He also serves on its audit and compliance (chair) and executive committee. Mr. Dinkins is also a former director of LandAmerica Financial Group, Inc. Mr. Dinkins rejoined the board of the National Council on Compensation Insurance in August 2022 and serves on its audit and governance committees. He previously served on that board from 2015 to 2020, including service on its audit, finance, and governance committees.

Mr. Dinkins brings extensive experience as a board member and a chief financial officer of a publicly-traded company to the Board, as well as knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. Through his role as a chief financial officer, he has also overseen the information technology risk assessment processes of a company. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board, both of which are important related industries for the Company.

James S. Ely III	Director Since 2009

Compensation Committee Chair

Audit and Compliance Committee Member

Mr. Ely founded PriCap Advisors, LLC, an investment management firm, in 2009 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a Managing Director in the Leveraged Finance Group at JPMorgan Chase & Co., where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with JPMorgan’s predecessor institutions commenced in 1987. He serves on the board of directors of Select Medical Holdings Corporation, a New York Stock Exchange-listed provider of long-term hospitalization services, and serves as chair of both its audit and compliance and nominating and corporate governance committees.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. In addition, his years of prior service as the chair of our Board’s Audit and Compliance Committee provides valuable continuity to the Board’s financial, audit, and compliance oversight functions. Finally, he is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the university and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry also serves on the board of directors of vTV Therapeutics Inc., a Nasdaq-listed clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics, and serves on its compensation committee (chair) and audit committee.

Mr. Fry’s experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board. His familiarity with the governance issues faced by non-profit organizations assists the Board in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board. In his role as president of an academic institution, he works with that institution’s information technology and security team to understand and prepare for cybersecurity risks, including incident response and business continuity planning.

Joseph A. Hastings, D.M.D.	Director Since 2021

Governance and Nominating Committee Member

Dr. Hastings is a private practice orthodontist in Mobile, Alabama with approximately 40 years of healthcare experience. Dr. Hastings previously served on the board of directors of Quorum Health Corporation, an operator of general acute care hospitals and outpatient services, from 2016 until 2020, where he also served on its compensation committee, governance committee, and patient safety and quality of care committee. He has served in numerous dental and orthodontic leadership positions in local, state, and national societies. Dr. Hastings is board certified in orthodontics and has been published in several orthodontic journals. He also holds two United States patents. Dr. Hastings graduated with honors from the University of Alabama at Birmingham School of Dentistry, and completed his post-doctoral training at the Louisiana State University School of Dentistry in New Orleans.

Dr. Hastings brings the perspective of a healthcare practitioner as well as prior experience as a public-company board member to the Board. His experience in managing a healthcare practice is similar to that of many of the Company’s affiliated physician practices, and he can provide valuable advice to the Board and management regarding trends in both medicine and the organization and operation of healthcare practices.

Tim L. Hingtgen	Director Since 2017

Mr. Hingtgen has served as our Chief Executive Officer since January 2021. Prior to that, he served as President and Chief Operating Officer from September 2016 through December 2020. In his role as Chief Executive Officer, he is responsible for strategic and operational priorities of the Company, and providing oversight and direction to the senior corporate and regional operations leaders who directly support the Company’s affiliated markets and related acute and ambulatory offerings. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January

2014, he was promoted to division president. In that position, he oversaw the operations of our affiliated markets in the western United States. In May 2016, Mr. Hingtgen was promoted again to executive vice president of operations. In that position he worked directly with the Company’s chief executive officer, chief operating officer and chief financial officer to advance the Company’s strategic priorities and to help elevate operational and financial performance in key markets. Mr. Hingtgen has over 20 years of healthcare management experience. Prior to joining us, he held chief executive officer and chief operating officer positions at for-profit hospitals in Arizona, Indiana and Nevada. Mr. Hingtgen has a master’s degree in business administration from the University of Nevada, Las Vegas.

As the Company’s chief executive officer, Mr. Hingtgen brings a deep perspective on the strategic development of the Company and its business lines, as well as the operation of hospitals, outpatient care centers, and integrated network delivery systems. He was named one of the 100 Most Influential People in Healthcare in Modern Healthcare’s peer-voted list for 2022 and 2023. His vision and implementation of the corporate-wide efforts to strengthen the Company’s overall operations and support of organic growth and the delivery of high quality healthcare services are needed inputs on the Board’s development of its agenda.

Elizabeth T. Hirsch	Director Since 2018

Audit and Compliance Committee Member

Compensation Committee Member

Ms. Hirsch is currently retired. She served as vice president and controller of Praxair from 2010 until her retirement in August 2016. In that role, she was responsible for Praxair’s global financial statement consolidation and SEC reporting. Prior to becoming controller, Ms. Hirsch served as Praxair’s director and then vice president of investor relations from 2002 until 2010. In that role she was recognized as the Best Investor Relations Professional in the Chemicals Sector by both buy-side and sell-side analysts in a 2011 Institutional Investor Survey. Ms. Hirsch joined Praxair in 1995 as director of corporate finance and later served as assistant treasurer. Prior to joining Praxair, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company. Ms. Hirsch also serves on the board of trustees of Devereux Advanced Behavioral Health, a non-profit organization providing services and leadership in the field of behavioral health. She is a member of Devereux’s executive committee, finance committee (chair), audit and compliance committee and clinical committee. Ms. Hirsch is also a trustee of the Helena Devereux Foundation. In addition, she serves on the board of directors of the Women’s Business Development Council of Connecticut, a non-profit organization providing education, technical and financial assistance to small businesses in Connecticut.

Ms. Hirsch’s educational background (MBA in finance from New York University) and her years of experience as a senior accounting and finance executive in a publicly-traded corporation provide the Board with valuable additional insight in the areas of accounting and finance, including financial statement preparation, internal controls, SEC reporting and financings similar to the Company’s outstanding indebtedness, as well as in the area of environmental sustainability reporting. She also brings investor relations expertise to the Board, including an understanding of the perspective of institutional investors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 40 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to its merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board and management about trends in medicine as well as the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, offers the Board a physician’s viewpoint in these areas. He also brings practitioner insight to quality measures and reporting, electronic health records, and federal government regulation of practitioner-hospital relationships.

K. Ranga Krishnan, MBBS	Director Since 2017

Governance and Nominating Committee Member

Dr. Krishnan is the executive vice chairman and senior advisor to Rush University System for Health, an internationally known academic health center and health system in Chicago, Illinois. He also serves as a professor in the department of psychiatry at Rush Medical College and as emeritus professor of psychiatry at Duke University in Durham, North Carolina. Dr. Krishnan served as the chief executive officer of Rush University System for Health from 2019 to 2022. From 2015 to 2019, he served as dean of Rush Medical College and as senior vice president of Rush University Medical Center. From 2008 to 2015, Dr. Krishnan served as dean at the Duke-NUS Medical School, a joint venture between Duke University and the National University of Singapore, in Singapore. He served on the board of directors of Singapore Health Services (SingHealth), the largest healthcare system in Singapore from 2013 to 2022. Dr. Krishnan currently serves on Singapore’s Health and Biomedical Science Executive Committee and as chairman of the National Medical Research Council and the National Health Innovation Center Singapore. Prior to and during his tenure in Singapore, Dr. Krishnan was a professor in the department of psychiatry and behavioral sciences at Duke University Medical Center, including serving as chairman of psychiatry and behavioral sciences from 1998 to 2009. He is a member of several professional societies, including the American Psychiatric Association, the American Association for the Advancement of Science, the New York Academy of Sciences, and the National Academy of Medicine. Dr. Krishnan has also received numerous honors and awards, including the Distinguished Scientist Award from the American Association of Geriatric Psychiatry, and the following honors from the government of Singapore for his service to that country – the Honorary Citizen Award (the highest honor conferred to non-citizens of Singapore), the President’s Science and Technology Award, and the Public Service Medal (Friend of Singapore).

Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries.

Wayne T. Smith	Director Since 1997

Chairman of the Board of Directors

Mr. Smith has served as the non-executive Chairman of our Board of Directors since January 2023. He has been a member of our Board of Directors since 1997 and has served as Chairman since 2001. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. From April 1997 through December 2020, he also served as our Chief Executive Officer. In January 2021, Mr. Smith was named our Executive Chairman of the Board, a position he held until he retired as an executive of the Company effective January 2023. Prior to joining us, Mr. Smith was

President and Chief Operating Officer of Humana, Inc., where he served in various management positions during his 23 years with that company and also served on its board of directors. Mr. Smith also serves on the board of trustees of Auburn University. He previously served on the boards of directors of Praxair, with service initially on its audit committee and later on its compensation committee (former chair), and of Citadel Broadcasting Corporation, an owner and operator of radio stations and producer and distributor of radio programming, where he also served on its audit committee. Mr. Smith is the past-chair of the board of the Federation of American Hospitals. He is also the past-chair and a former board member of both the Nashville Area Chamber of Commerce and the Nashville Health Care Council. Mr. Smith is the uncle of Austen D. (Drew) Mason, who serves as the Regional President — Region 1 Operations of the Company as noted below.

At the time of his retirement as an executive of the Company, Mr. Smith was one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital and outpatient facilities sector and the managed care sector. Over the years, he garnered professional recognition from his peers, investors, and the business community. He was named one of the 100 Most Influential People in Healthcare in Modern Healthcare’s peer-voted list for 19 consecutive years. Institutional Investor magazine named Mr. Smith a Top CEO for the healthcare facilities sector multiple times. Mr. Smith was honored on several occasions as being one of the top chief executive officers in the institutional provider segment of the healthcare sector. In addition, his past experience serving on other companies’ boards of directors provides him with insight and experiences to support his leadership of the Company’s Board.

H. James Williams, Ph.D.	Director Since 2015

Audit and Compliance Committee Member

Dr. Williams has served as president of Mount St. Joseph University in Cincinnati, Ohio since March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board. In his role as president of an academic institution, he works with that institution’s information technology and security team to understand and prepare for cybersecurity risks, including incident response and business continuity planning. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board.

Fawn D. Lopez	Nominee

Ms. Lopez is currently the publisher emeritus of Modern Healthcare, a leading source of healthcare business and policy news, research and information published by Crain Communications, Inc. During her tenure as the publisher of Modern Healthcare and vice president of Crain Communications from 2005 to 2022, she played a transformative role in the publication’s evolution from a print-centric magazine into a financially successful digital media company with over 67,000 print and digital subscribers and 600,000 website visitors per month. Ms. Lopez joined Modern Healthcare as associate publisher in October 2001 after serving as the national director of advertising for one of its sister publications, Crain’s Chicago Business, from 1999 through 2001, a period during which Crain’s Chicago Business experienced record-breaking growth. Prior to joining Crain Communications, Ms. Lopez served as advertising director of the Kansas City Business Journal from 1991 until 1999.

With a commitment to fostering growth, diversity, and sustainability for organizations, Ms. Lopez actively contributes to the Dean’s Advisory Council for DePaul University-College of Communication and engages in professional networks, including The Health Alliance, Women of Impact: Leaders in Health and Healthcare, and as a fellow of the Institute of Medicine of Chicago. Her involvement extends to serving on the boards and advisory boards of several privately held companies, including in the healthcare field. Ms. Lopez has also served on the boards of several non-profit organizations, including the American Heart Association in Chicago and the Asian Health Care Leaders Association (AHCLA).

Ms. Lopez’ achievements include being the first-ever recipient of the Gertrude Crain Leadership Award awarded by the ABM, the Association of Business Information & Media Companies of SIIA. This award recognizes a woman within the B2B media & information Industry who embodies the SIIA Women’s Leadership and Networking Council’s mission of excellence, service, and success. She has also received recognition and honors for her contributions to leadership and diversity in healthcare by the Asian Health Care Leaders Association, the Carol Emmott Foundation, and the Commission on Accreditation of Healthcare Management Education, with a scholarship established in her name.

Ms. Lopez brings to our Board a wealth of knowledge in the healthcare industry, coupled with expertise in media and marketing, and valuable relationships with a broad spectrum of industry leaders and influencers. Her commitment to championing and promoting the successes of women and underrepresented groups in the healthcare industry is an invaluable resource to our Board. Additionally, Ms. Lopez’s familiarity with the types of issues the Company regularly faces, including public policy and government regulation, human capital, and cybersecurity, makes her an asset to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 11, 2024, except as otherwise footnoted, with respect to ownership of our Common Stock by:

*	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

*	each of our directors and nominees;

*	each of our executive officers named in the Summary Compensation Table on page 69 of this Proxy Statement; and

*	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. Ownership percentages are calculated based on 138,981,505 shares of our Common Stock outstanding as of March 11, 2024.

	Shares Beneficially Owned(1)

Name	Number		Percent

5% Stockholders:

Castleknight Master Fund L.P.	9,823,353	(2)	7.1%

BlackRock	9,750,502	(3)	7.0%

The Vanguard Group	8,095,948	(4)	5.8%

Eversept Partners, L.P	7,231,126	(5)	5.2%

Directors and Nominees:

Susan W. Brooks	15,650	(6)	*

Ronald L. Burgess, Jr.	-	(7)	*

John A. Clerico	281,612	(8)	*

Michael Dinkins	158,664	(9)	*

James S. Ely III	327,833	(10)	*

John A. Fry	181,815	(11)	*

Joseph A. Hastings, D.M.D.	17,130	(12)	*

Tim L. Hingtgen	2,798,571	(13)	2.0%

Elizabeth T. Hirsch	74,908	(14)	*

William N. Jennings, M.D.	78,468	(15)	*

K. Ranga Krishnan, MBBS	109,143	(16)	*

Wayne T. Smith	7,836,888	(17)	5.6%

H. James Williams, Ph.D.	124,712	(18)	*

Fawn D. Lopez (nominee)	-	(19)	*

Other Named Executive Officers

Kevin J. Hammons	1,294,866	(20)	*

Lynn T. Simon, M.D.	855,157	(21)	*

Kevin A. Stockton	374,732	(22)	*

Chad A. Campbell	320,287	(23)	*

Directors and Executive Officers as a Group (22 persons)	16,251,017	(24)	11.6%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 11, 2024. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 11, 2024 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 9, 2024, by CastleKnight Master Fund LP, CastleKnight Fund GP LLC, CastleKnight Management LP, CastleKnight Management GP LLC, Weitman Capital LLC and Aaron Weitman (collectively, “CastleKnight”). CastleKnight has shared voting and dispositive power with respect to 9,823,253 shares of Common Stock. The address of CastleKnight is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(3)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on January 8, 2024, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 9,501,973 shares of Common Stock and sole dispositive power with respect to 9,750,502 shares of Common Stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has shared voting power with respect to 83,650 shares of Common Stock; sole dispositive power with respect to 7,901,611 shares of Common Stock and shared dispositive power with respect to 194,337 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 15, 2024, by Eversept Partners, L.P. (“Eversept Partners”). Eversept Partners has shared voting and dispositive power with respect to 249,331 shares of Common Stock and sole voting and dispositive power with respect to 6,981,795 shares of Common Stock. The address of Eversept Partners is 444 Madison Ave., 22nd Floor, New York, NY 10022.

(6)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 94,018 restricted stock units held as of March 11, 2024.

(7)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 62,718 restricted stock units held as of March 11, 2024.

(8)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 88,124 restricted stock units held as of March 11, 2024.

(9)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 88,124 restricted stock units held as of March 11, 2024.

(10)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes (a) 141,903 restricted stock units held as of March 11, 2024, and, (b) shares issuable upon the conversion of 15,967.943 stock units accrued under the Company’s Directors’ Fees Deferral Plan.

(11)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 88,124 restricted stock units held as of March 11, 2024.

(12)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 109,668 restricted stock units held as of March 11, 2024.

(13)

Includes 564,583 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 1,000,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024.

(14)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 122,607 restricted stock units held as of March 11, 2024.

(15)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 163,447 restricted stock units held as of March 11, 2024.

(16)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes (a) 163,447 restricted stock units held as of March 11, 2024, and (b) shares issuable upon the conversion of 69,653.39 stock units accrued under the Company’s Directors’ Fees Deferral Plan.

(17)

Mr. Smith is a 5% stockholder as well as a director, and as such his shares are included in the calculation of the number of shares held by directors and executive officers as a group as set forth above. Includes 341,250 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 180,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes (a) 227,409 restricted stock units held as of March 11, 2024, and (b) shares issuable upon the conversion of 35,609.301 stock units accrued under the Company’s Directors’ Fees Deferral Plan. The address of Mr. Smith is c/o Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067.

(18)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes 141,903 restricted stock units held as of March 11, 2024.

(19)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024.

(20)

Includes 220,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 510,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024.

(21)

Includes 132,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 240,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024.

(22)

Includes 63,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 180,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024.

(23)

Includes 55,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 150,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024.

(24)

Includes 1,618,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 11, 2024 and 2,785,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 11, 2024. Excludes (a) 1,491,492 restricted stock units held as of March 11, 2024, and (b) shares issuable upon the conversion of 121,230.634 stock units accrued under the Company’s Directors’ Fees Deferral Plan.

*	Less than 1%

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

Except as otherwise noted below, since January 1, 2023, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related party had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

A subsidiary of the Company employs Elizabeth Medley, the spouse of Mark B. Medley, Regional President – Region 3 Operations. Ms. Medley serves as Chief Quality Officer at Lutheran Hospital of Indiana in Fort Wayne, Indiana, a position she held prior to her marriage to Mr. Medley. Mr. Medley has no input or oversight regarding Ms. Medley’s compensation and other terms of employment, which are consistent with those of other employees of Ms. Medley’s level of responsibility, seniority and performance. Ms. Medley’s total compensation for 2023, including base salary and target cash bonus is not expected to exceed $200,000, and her target total compensation is not expected to change materially for 2024. The Company believes that the compensation paid to Ms. Medley is on terms as favorable to the Company as could have been maintained with an unrelated third party.

During 2023, a subsidiary of the Company employed Rebecca Pitt, the spouse of Justin D. Pitt, Executive Vice President, General Counsel and Assistant Secretary of the Company. Ms. Pitt is no longer employed by a subsidiary of the Company. During her term of employment in 2023, Ms. Pitt served as a Vice President of Corporate Communications. Mr. Pitt had no input or oversight regarding Ms. Pitt’s compensation and other terms of employment, which were consistent with those of other employees of Ms. Pitt’s level of responsibility, seniority and performance. Ms. Pitt’s total compensation for 2023, including base salary, cash bonus and the grant date fair value of all equity awards did not exceed $300,000. The Company believes that the compensation paid to Ms. Pitt was on terms as favorable to the Company as could have been maintained with an unrelated third party.

The Company applies the following policy and procedure with respect to related person transactions under the Company’s written related party transaction policy. Any potential related party transactions are first referred to our General Counsel to determine if they are within the scope of the related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or an executive officer of the Company, any director nominee, any immediate family member of any of the foregoing persons, any person who, at the time of the occurrence or existence of the transaction at issue, is known to the Company to be a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee (or, in those instances in which our General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, will be reviewed by the Chair of the Audit and Compliance Committee, who has delegated authority to act between Committee meetings) to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

The Audit and Compliance Committee approved the employment terms of Ms. Pitt and Ms. Medley, as noted above, and the Company otherwise complied with its related person transaction policy as noted above in connection with such transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, John A. Clerico, James S. Ely III, John A. Fry and Elizabeth T. Hirsch served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Tim L. Hingtgen	56	Chief Executive Officer and Director
Kevin J. Hammons	58	President and Chief Financial Officer
Lynn T. Simon, M.D.	64	President, Healthcare Innovation and Chief Medical Officer
Justin D. Pitt	49	Executive Vice President, General Counsel and Assistant Secretary
Kevin A. Stockton	53	Executive Vice President of Operations and Development
Chad A. Campbell	54	Regional President – Region Operations
Charles J. Cova	68	Regional President – Region Operations
Austen D. (Drew) Mason	37	Regional President – Region Operations
Mark B. Medley	58	Regional President – Region Operations
Jason K. Johnson	49	Senior Vice President and Chief Accounting Officer

Tim L. Hingtgen — The principal occupation and employment experience of Mr. Hingtgen during the last five years is set forth on page 28 of this Proxy Statement

Kevin J. Hammons serves as President and Chief Financial Officer. He joined us in 1997, and, in 2002, he was promoted to Assistant Vice President (later Vice President), Financial Reporting. In 2012, he was promoted to Vice President (later Senior Vice President) and Chief Accounting Officer. In 2017, Mr. Hammons was named Assistant Chief Financial Officer, and in 2018, he was also named Treasurer. In those roles, he was responsible for overseeing accounting and financial reporting, SEC reporting, budgeting, design and implementation of financial systems and processes, capital market transactions, corporate finance and treasury management functions, and the Company’s divestiture program. Mr. Hammons was promoted to Executive Vice President and Chief Financial Officer in 2020 and to President and Chief Financial Officer in February 2021. Prior to joining us, Mr. Hammons served in various positions in the Assurance and Advisory Services practice at Ernst & Young LLP from 1988 until 1997, serving both public and privately-held companies. Mr. Hammons previously served as a member of the Board of Trustees of Malone University in Canton, Ohio.

Lynn T. Simon, M.D. serves as President, Healthcare Innovation and Chief Medical Officer. She is responsible for identifying and building innovative capabilities that create better patient experiences, improve care delivery and outcomes, and streamline workflows for clinicians, caregivers and support teams. Upon joining us in 2010 and until January 2014, Dr. Simon served as Senior Vice President and Chief Quality Officer. She serves on the board of directors of Ascend Learning, LLC, a leading provider of educational content, software and analytics to institutions, students and employers in healthcare and other high-growth, licensure-driven professions, and also serves on its audit committee. Dr. Simon also served on the board of directors of Kindred Healthcare, Inc., a provider of post-acute care services, and on its audit committee and its quality of care and patient outcomes committee, from November 2016 until Kindred’s acquisition by a consortium led by Humana, Inc., in July 2018. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville, Kentucky. Dr. Simon has been named to Modern Healthcare’s 50 Most Influential Physician Executives and Leaders list and Modern Healthcare’s biennial Top 25 Women in Healthcare list on multiple occasions.

Justin D. Pitt serves as Executive Vice President, General Counsel and Assistant Secretary. He joined us in 2009 as Litigation Counsel after several years of private practice as a litigator and lobbyist to the Tennessee General Assembly. In 2017, he was promoted to Senior Vice President and Chief Litigation Counsel. In that role, he served as our primary counsel for litigation, managed care, reimbursement and other legal matters and also oversaw the operations of the legal and government relations departments. He was promoted to Executive Vice President, General Counsel and Assistant Secretary in March 2022. Mr. Pitt serves as a member of the American Health Lawyers Association and as member of the board of governors of the Federation of American Hospitals. He is a fellow of the Nashville Health Care Council and a member of the Leaders Council of the Legal Services Corporation, the largest funder of civil legal aid for low income Americans in the United States. Mr. Pitt is also a member of the board of trustees of Cumberland University in Lebanon, Tennessee. He received his law degree, Order of the Coif, from Washington University School of Law, where he was a William Webster Fellow.

Kevin A. Stockton serves as Executive Vice President of Operations and Development, overseeing the Company’s growth and business development, strategic partnerships, value-based care models and non-acute services. Mr. Stockton joined us in 2011 as chief executive officer of Northwest Medical Center, the Company’s affiliated hospital in Tucson, Arizona. In 2015, he was promoted to market chief executive for Arizona. From 2017 until October 2023, Mr. Stockton served as Regional President – Region 2 Operations, overseeing the operations of our affiliated hospitals in Alaska, Arizona, Arkansas, Missouri and New Mexico. He was promoted to Executive Vice President of Operations and Development in October 2023. Prior to joining us, Mr. Stockton served in hospital executive roles, including as chief executive officer and chief operating officer, for hospitals in the western United States. Mr. Stockton holds a master’s degree in public administration from the University of Arizona.

Chad A. Campbell serves as the Regional President – Region 4 Operations. In this role, he currently oversees the operations of our affiliated markets in Alaska, Arizona, Tennessee and Texas. Mr. Campbell originally joined us in 2007 and served in hospital executive roles, including as chief executive officer, at various of our affiliated hospitals in the western United States. He was the chief executive officer at McKenzie-Willamette Medical Center, our formerly-affiliated hospital in Springfield, Oregon, when that hospital was included in our spin-off of Quorum Health Corporation in 2016. Mr. Campbell continued in that role with Quorum until 2018 when he rejoined us as a Vice President of Division Operations. He was promoted to Regional President in 2019. Mr. Campbell holds a master’s degree in healthcare administration from Trinity University.

Charles J. Cova serves as the Regional President – Region 2 Operations. In this role, he currently oversees the operations of our affiliated markets in Arkansas, Oklahoma, Missouri and New Mexico. Mr. Cova joined us in November 2021 as a Vice President of Region Operations. He was promoted to Regional President in October 2023. Prior to joining us, from 2011 to 2021, Mr. Cova served as senior vice president of operations at CommonSpirit Health (previously Dignity Health) and president/chief executive officer of Dignity Health’s Central Coast division in California, which included acute care hospitals, post-acute facilities, ambulatory care sites, a comprehensive cancer center, and the physician enterprise. Prior to that, Mr. Cova served as president/chief executive officer of Marian Regional Medical Center in Santa Maria, California, and as an executive/market leader for northern Santa Barbara and San Luis Obispo counties for Dignity Health. Mr. Cova holds a master’s degree in business administration in health services management from Golden Gate University, and completed post graduate work at Harvard.

Austen D. (Drew) Mason serves as the Regional President – Region 1 Operations. In this role, he currently oversees the operations of our affiliated markets in Alabama, Florida and Mississippi. Mr. Mason joined us in 2009 and served in various corporate operations roles. From 2012 through 2020, he served as a hospital executive at various of our affiliated hospitals in the southeast United

States, including as chief executive officer of Grandview Medical Center in Birmingham, Alabama, from 2017 through 2020. Mr. Mason was promoted to Regional President in January 2021. He holds a master’s degree in business administration with a specialization in healthcare from Vanderbilt University. Mr. Mason is the nephew of Wayne T. Smith, the Chairman of the Board of Directors of the Company.

Mark B. Medley serves as the Regional President – Region 3 Operations. In this role, he currently oversees the operations of our affiliated markets in Georgia, Indiana, North Carolina and Pennsylvania. Mr. Medley joined us in this role in 2019. From 2018 to 2019, he was the chief executive officer and owner of Alee Healthcare Advisory Services. In that role, Mr. Medley provided healthcare advisory services to healthcare investors and providers. From 2016 to 2018, he was executive vice president and group president at RCCH Healthcare Partners, a privately-owned healthcare system operator in Brentwood, Tennessee. Mr. Medley also served in various senior executive roles with Capella Healthcare, Inc., a privately-owned healthcare system operator in Franklin, Tennessee, including service on Capella’s board of directors, from 2008 until Capella’s 2016 merger with RegionalCare Hospital Partners to form RCCH Healthcare Partners. Prior to that, Mr. Medley served in both corporate and hospital executive roles, including as a division chief financial officer and a hospital chief executive officer and chief financial officer, with other healthcare system operators. He holds a master’s degree in business administration with a concentration in healthcare management from Western Governors University.

Jason K. Johnson serves as Senior Vice President and Chief Accounting Officer. In this role, he is responsible for our Securities and Exchange Commission reporting matters, as well as overseeing various other accounting and financial reporting matters, including accounting policies and procedures, consolidations and accounting for acquisitions and divestitures. Mr. Johnson joined us in 2012 as Vice President, Assistant Corporate Controller, and in 2018 he was promoted to Vice President, Corporate Controller. In 2019, he was promoted to Vice President and Chief Accounting Officer, and he was promoted to Senior Vice President in 2020. Prior to joining us, Mr. Johnson held various positions in the assurance and advisory services practice at Deloitte & Touche LLP. He also previously served as controller of an alternative energy marketing and distribution company. Mr. Johnson holds a master’s degree in accounting from the University of Kentucky. He is a member of the American Institute for Certified Public Accountants and Tennessee Society of Certified Public Accountants.

The executive officers named above were appointed by the Board to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the fourteen (14) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

Susan W. Brooks

Lt. Gen. Ronald L. Burgess, Jr.

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Joseph A. Hastings, D.M.D.

Tim L. Hingtgen

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Fawn D. Lopez

Wayne T. Smith

H. James Williams, Ph.D.

Each of the nominees, other than Ms. Lopez, is an incumbent. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board may designate. The Company has no reason to believe that any director nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against,” then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns as evidenced by our stockholder outreach efforts and our responsiveness to feedback received in connection with those efforts. Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly-comprised of independent members of the Board), and our Compensation Committee engages an independent executive compensation consultant, Mercer, to advise the Compensation Committee.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, a significant portion of the compensation payable to our named executive officers is in the form of at-risk variable compensation; we utilize multiple performance metrics in connection with both our cash incentive compensation and performance-based restricted stock awarded to our named executive officers; and each of our executives is an at-will employee.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements continue to meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

As described in detail under the heading “Compensation Discussion and Analysis,” despite the challenging macroeconomic and industry environment in 2023, the Company had a higher level of achievement in 2023 compared to 2022 with respect to the performance metrics taken into account in our short-term incentive program, and continued to make progress on many of its key strategic goals, which we believe will result in a stronger organization as we progress into 2024 and beyond. Consistent with our pay-for-performance philosophy, this performance is reflected in the compensation paid to our named executive officers for 2023.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board, or the Compensation Committee of our Board. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any additional actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, explains how our Compensation Committee oversees and implements this program, and reviews the 2023 compensation for the executive officers identified below, who are our “named executive officers” for purposes of this Proxy Statement in accordance with SEC rules. Throughout this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, we refer to this group of individuals as the “Named Executive Officers” or “NEOs.”

Named Executive Officer	Position
Tim L. Hingtgen	Chief Executive Officer
Kevin J. Hammons	President and Chief Financial Officer
Lynn T. Simon, M.D.	President, Healthcare Innovation and Chief Medical Officer
Kevin A. Stockton	Executive Vice President of Operations and Development (1)
Chad A. Campbell	Regional President

(1)	Mr. Stockton served as Regional President prior to his promotion to Executive Vice President of Operations and Development, effective October 1, 2023.

As a leading operator of general acute care hospitals and outpatient facilities within the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

Despite the challenging macroeconomic and industry environment in 2023, the Company had a higher level of achievement in 2023 compared to 2022 with respect to the performance metrics taken into account in the Company’s short-term cash incentive program, and continued to make progress on many of its key strategic goals, which we believe will result in a stronger organization as we progress into 2024 and beyond. Consistent with our pay-for-performance philosophy, this performance is reflected in the compensation paid to our Named Executive Officers for 2023. This progress included increased volumes across key services, continuing to expand access points, successfully managing non-labor expenses despite inflationary pressures, producing strong provider recruitment results, insourcing a large number of previously outsourced medical specialists, significantly reducing contract labor expenses, developing and implementing additional programs to support and monitor patient safety and quality of care, and advancing the Company’s diversity, equity, and inclusion objectives. To further improve operating efficiency, the Company also continued the execution of its margin improvement program, which contributed to additional cost savings during the year, and began the roll-out of its new enterprise resource planning (ERP) system and expansion of shared business operations to carry out certain financial and operational functions.

Complementing our growth and margin improvement initiatives have been additional improvements in our capital structure. In December 2023, the Company refinanced a portion of its senior secured debt through a private offering of $1.0 billion aggregate principal amount of 10 7⁄8% Senior Secured Notes due 2032 and associated redemption of $985 million aggregate principal value of 8% Senior

Secured Notes due 2026, extending the maturity of the refinanced debt. Also, during 2023, the Company repurchased and retired approximately $402 million principal amount of its outstanding notes at a discount through a combination of open market and privately negotiated repurchases, which will reduce the Company’s annual cash interest.

We believe that the execution of our initiatives has strengthened the Company across multiple fronts. Due to these initiatives, we believe the Company is positioned to further improve performance, as well as to increase long-term stockholder value in the future.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2023 Annual Report on Form 10-K filed with the SEC on February 21, 2024 for more details about the Company’s performance during 2023 and in prior years.

Consistent with the Company’s pay-for-performance philosophy, despite the challenging macroeconomic and industry environment in 2023, the Company had a higher level of achievement in 2023 compared to 2022 with respect to the performance metrics taken into account in our short-term cash incentive program, and continued to make progress on may or its key strategic goals. As a result, our Chief Executive Officer received 72% of his target cash incentive award for 2023 (as compared to 26% of his target cash incentive award during 2022).

Our LTI mix further aligns our executive compensation program with stockholder interests by virtue of the fact that 75% of the target LTI awards (based on the number of shares subject to such awards) granted to each of our Named Executive Officers in 2023 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the Named Executive Officers only to the extent the Company achieves its long-term performance goals and/or our stock price increases in the future. The Compensation Committee generally endeavors to utilize a share-denominated approach to LTI grants, provided that in certain instances (including in 2023 for the Chief Executive Officer and the Chief Financial Officer) the Compensation Committee has determined that it is advisable to alter this approach taking into account relevant factors such as market competitiveness and individual performance as determined by the Compensation Committee. The Compensation Committee believes that this approach results in directly aligning our executives’ long-term incentive compensation with the interests of our stockholders. When the stock price declines, the value of an executive’s LTI award (and thus target total compensation) generally declines. Conversely, when the stock price improves, the value of an executive’s LTI award (and thus target total compensation) generally increases.

Executive Summary

Compensation Program Objectives and Best Practices

The primary objectives of the Company’s executive compensation program are to:

*	Provide market competitive pay levels, compensation programs and incentive plan designs, all of which are underpinned by our strong pay-for-performance philosophy;

*	Attract and retain seasoned professionals with demonstrated abilities to capitalize on growth and margin improvement opportunities in both existing and new markets (both geographic and business line);

*

Incorporate short-term and long-term components that align the interests of executive management with stockholders while also appropriately incentivizing our executives to drive Company performance and maximize value; and

*	Promote an environment of ethical and compliant behavior with a focus on and quality and patient safety.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, the Company has implemented the following policies:

What We Do	What We Don’t Do

  Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.

  Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

  Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2023 awards, Total Shareholder Return Percentile Rank (CEO and CFO only); Consolidated Adjusted EBITDA Growth; and Same-Store Net Revenue Growth).

  Equity Ownership Guidelines – All NEOs are subject to our equity ownership guidelines.

  “Clawback” Provisions – Our clawback policy requires the recovery of specified incentive-based compensation from our Section 16 officers in the event of a restatement consistent with NYSE requirements and, at the Compensation Committee’s discretion, from any employee in the event of a restatement caused by that employee’s fraud or misconduct.

  Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.

  Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

  Use a representative and relevant peer group.

  Use an independent compensation consultant.

  Excessive Perquisites – Perquisites represent a limited portion of our NEOs’ compensation.

  Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

  Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

  Excise Tax Gross-ups are not offered for any executive officers covered under the Company’s Change-in-Control Severance Agreements.

  “Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

  Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

  Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

A more detailed discussion of these policies and actions can be found on the following pages.

Over the years, we have continued to enhance and modify aspects of our executive compensation program, as appropriate, taking into account stockholder expectations and feedback in order to ensure that our executive compensation program continues to be structured in an optimal manner.

Key 2023 Compensation Designs/Outcomes

Taking into account our commitment to link pay and performance, the following compensation-related decisions were made for 2023:

*

CEO compensation: Our CEO’s base salary for 2023 was increased to $1,287,500 from $1,250,000 in 2022, an increase of 3.0%. His target annual cash incentive compensation continued to be 225% of his base salary. In an effort to better align our CEO’s compensation with that of our peer group, his 2023 LTI award consisted of a greater number of shares of performance-based restricted stock, time-based restricted stock and stock options than he was awarded in 2022. Despite the increase in the number of shares subject to equity awards made to our CEO in 2023, both the grant date fair value of the Company’s target LTI awards to our CEO, and the total target compensation payable to our CEO in 2023 remained below the 25th percentile of our peer group.

*

Annual cash incentive compensation: Annual cash incentive compensation awarded to our CEO for 2023 was 72% of target compared to 26% of target for 2022, consistent with our pay-for-performance philosophy and reflecting that the Company had a higher level of achievement in 2023 compared to 2022 with respect to the performance metrics taken into account in our short-term cash incentive program, and continued to make progress on many of its key strategic goals.

*

2021-2023 performance-based restricted stock awards: Based on the Company’s cumulative financial, performance for the three years ended December 31, 2023, the Company achieved less than 80% of the target for the Cumulative Consolidated Adjusted EBITDA Growth three-year performance objective (i.e., below threshold) and over 120% of the target for the Cumulative Same-Store Net Revenue Growth (i.e., above maximum) three-year performance objective underlying the 2021-2023 performance-based restricted stock awards granted in March 2021. In addition, the Company’s three-year TSR Percentile Rank over this period was below the 25th percentile (this additional performance objective was applicable only for awards made to the CEO and CFO). As further discussed below, this resulted in the 2021-2023 performance-based restricted stock awards granted to our CEO and our CFO being earned at 80% of the target number of shares originally granted to the CEO and CFO in March 2021. In addition, this resulted in the 2021-2023 performance-based restricted stock awards granted to each of our other Named Executive Officers being earned at 100% of the target number of shares originally granted to each award recipient in March 2021.

*

2023 LTI Awards: To incentivize our Named Executive Officers to achieve Company goals and increase stockholder value over time, 75% of the target shares subject to the 2023 LTI award granted to each of our Named Executive Officers was in the form of performance-based restricted stock or non-qualified stock options.

The majority of our Named Executive Officer compensation is performance-based and is issued in the form of both annual and long-term incentives. Individuals in a position to positively impact stockholder value have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the elements of the compensation program for the CEO and other NEOs is shown in the following charts which outline the size, in percentage terms, of each element of target compensation (based on the base salary amount, target short-term cash incentive opportunity and grant date fair value of equity grants made in 2023).

Stockholder Outreach and Responsiveness to Feedback

2023 Say-on-Pay Results and 2023 Stockholder Outreach Efforts

At our annual meeting of stockholders in May 2023, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our Named Executive Officers as described in our 2023 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

We conduct year-round proactive stockholder interaction and are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder perspectives on executive compensation and other topics that are important to our stockholders. In addition to our SEC filings, press releases, Community Impact Report, Environmental Sustainability Report, and Company website – we also communicate with stakeholders through earnings calls, investor conferences and other meetings. In addition, during 2023, we met or consulted with stockholders that held over 50% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Moreover, our Board Chair, Lead Director, the members of our independent Compensation Committee and our other non-management directors are available to speak directly with our stockholders if requested. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

2023 Program Changes

Our Compensation Committee and management, in consultation with Mercer, continued to evaluate our executive compensation program during 2023 in light of stockholder feedback,

governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations.

After considering those objectives, our Compensation Committee made the following change to our executive compensation programs for 2023:

*

Added a regulatory compliance component to non-financial performance metrics for annual cash incentive plan: To further emphasize the importance of the Company’s commitment to regulatory compliance, the Compensation Committee added a metric to the non-financial performance strategic and operational improvement goals in relation to the Company’s continued commitment to maintaining and strengthening an effective compliance program and a culture of compliance. For additional information regarding the Company’s compliance program, see the discussion under “Compliance Program” in Part I, Item 1 (Business) of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024.

In addition, we intend to make other changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs. We will continue to monitor market best practices and thoughtfully consider stockholder feedback in future years with respect to potential changes to our executive compensation programs.

2023 Guiding Principles and Compensation Framework

The core goals applied by the Company in implementing its executive compensation program for 2023 were to provide a mix of compensation vehicles that generated a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent.

The guiding principles used by the Company during 2023 included:

*	An overall targeted mix of compensation elements that is competitive with our selected peer group companies (see below for a discussion of our peer group);

*	Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

*

LTI awards of equity-based compensation, 50% of the target amount of which were performance-based restricted stock with a performance period of three years (2023-2025) and 25% of which were in the form of non-qualified stock options, such that 75% of the target LTI awards were at risk in order to further align the interests of executive management with our stockholders (with the remaining 25% of such equity-based compensation being in the form of time-based vesting restricted stock); and

*

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company believes that the flexibility to make upward or downward adjustments as needed for individual performance, unusual market fluctuations, or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility, individual performance, an individual’s tenure in his or her current role, and Company performance.

Components of our 2023 Executive Compensation Program

Peer Group

In accordance with the process described above, the Company utilizes a benchmark peer group in connection with determining the executive compensation for the Named Executive Officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. The only change to the Company’s peer group for 2023 (as set forth below) in comparison to 2022 is that Humana, Inc. was removed from the Company’s 2023 peer group because it no longer fit the size criteria used by the Company to identify peers.

The 2023 peer group included the other three publicly-traded major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the 2023 peer group also included 10 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. The 13 companies included in the 2023 peer group analysis were:

Peer Group Companies (for 2023 Compensation Cycle)

• Aflac Incorporated	• Owens & Minor, Inc.
• Brookdale Senior Living, Inc.	• Quest Diagnostics Incorporated
• DaVita Inc.	• Select Medical Holdings Corporation
• Encompass Health Corporation	• Tenet Healthcare Corporation
• HCA Healthcare, Inc.	• Universal Health Services, Inc.
• Henry Schein, Inc.	• Unum Group
• Molina Healthcare, Inc.

In selecting the peer group companies, consideration was given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal is for the Company to fall within the middle of the peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. At the time the group was selected, the Company was near the median of this peer group in terms of revenue and enterprise value. Our Compensation Committee believes that the Company’s peer group continues to align the Company with the competitive market for talent for our key executives.

Base Salary

Base salary, as its name implies, is the basic compensatory element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization and may also be impacted by the individual’s tenure in his or her current role. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary for each of our executive officers is set at a market-competitive level relative to our peer group as identified above when considering each executive’s role and responsibilities, as well as individual performance.

The base salaries of our Chief Executive Officer and the other Named Executive Officers were reviewed by the Compensation Committee in early 2023 as part of its annual compensation review. Salary increases for our Named Executive Officers were generally consistent with percentage increases among the broader market.

The base salaries for each of our Named Executive Officers for 2023 and 2022 are set forth in the following table:

Annual Base Salary
Named Executive Officer	2023		2022
Tim L. Hingtgen (CEO)		$1,287,500	$1,250,000
Kevin J. Hammons (President and CFO)		$772,500	$750,000
Lynn T. Simon (President, Healthcare Innovation and CMO)		$659,869	$643,775
Kevin A. Stockton (EVP of Operations and Development effective October 1, 2023; Regional President from January 1, 2023 to September 30, 2023)	$ $	700,000 600,000	-	(2)
Chad A. Campbell (Regional President)		$640,000	-	(2)

(1)

Mr. Stockton served as Regional President from January 1, 2023 until his promotion to Executive Vice President of Operations and Development, effective October 1, 2023. In conjunction with his promotion to Executive Vice President of Operations and Development, effective October 1, 2023, the Compensation Committee approved an increase in his annual base salary for the remainder of the year.

(2)	Neither Mr. Stockton nor Mr. Campbell was a named executive officer in 2022, and as such, their annual base salaries for 2022 are not included in the chart set forth above.

Annual Cash Incentive Compensation

Annual cash incentive compensation awards to the Named Executive Officers are made pursuant to the Company’s 2019 Employee Performance Incentive Plan, as amended (“EPIP”). Annual cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Targets for the annual cash incentive compensation awards are typically expressed as a percentage of the individual’s base salary.

Annual cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For 2023, each individual’s target plan continued to include multiple budgeted financial goals, and for each goal, varying award amounts could be earned depending on the level at which that goal was attained (i.e., an underachievement and overachievement opportunity).

Financial Goals

For each Named Executive Officer, the financial goals for 2023 were similar to those used in 2022. As in prior years, the Company’s financial goals were based on the attainment of key financial objectives, including, where applicable, budgeted operating performance within the range of the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February 2023. The Compensation Committee reviews and approves financial performance targets under our EPIP annually. The process begins with our rigorous internal budgeting process, which is undertaken each year and approved by our Board. Significant effort is invested to ensure that the metrics and targets in our annual cash incentive program reflect both a focus on continuous improvement and a realistic assessment of any changes in the market environment or within the Company.

At the time the target levels were set in early 2023, the Compensation Committee believed that such target levels were appropriately challenging, taking into account the uncertain economic and operating environment impacting healthcare providers at such time, and that achieving such target levels would require significant effort from the Named Executive Officers. The likelihood of the Named

Executive Officers achieving their respective target levels under our EPIP was not known at the time these target levels were set, and historically, in any given year, not all of the target levels have been achieved. The Compensation Committee believes that it is appropriate to set rigorous financial targets in order to motivate the Named Executive Officers to meet the Company’s business goals and to align Named Executive Officers’ interests with the goals and strategic initiatives established by the Company while also being mindful not to encourage excessive risk-taking.

The Company’s 2023 financial performance objectives under our EPIP for our Named Executive Officers were as set forth in the tables below. Each goal target was scaled to achieve a partial award for less than targeted performance or an above target award for overachievement as illustrated below:

2023 Consolidated Adjusted EBITDA* ($ millions)			2023 Net Revenues ($ millions)
2023 Consolidated Adjusted EBITDA	% of Target Attained	% of Target Bonus Earned	2023 Net Revenues	% of Target Attained	% of Target Bonus Earned
$1,575	100%	100%	$12,400	100%	100%
$1,496	95%	75%	$11,780	95%	75%
$1,418	90%	50%	$11,160	90%	50%
$1,339	85%	25%	$10,540	85%	25%
<$1,339	<85%	0%	<$10,540	<85%	0%
Overachievement Opportunity: 1% of base salary for each 0.5% over the target up to the plan maximum. Regional Presidents are also subject to region-specific goals for Adjusted EBITDA.

Overachievement Opportunity: 1% of base
salary for each 1% over the target up to an
additional 10% for the CEO and CFO and 5%
for the President, Healthcare Innovation and
CMO and EVP of Operations and Development,
limited to the plan maximum. Regional
Presidents are subject to a region-specific net
revenues goal.

2023 Consolidated Adjusted EBITDA Margin Improvement*			2023 Adjusted EPS+
2023 Consolidated Adjusted EBITDA Margin Improvement	% of Target Attained	% of Target Bonus Earned	2023 Adjusted EPS	% of Target Bonus Earned
2.10%	100%	100%	$(0.20)	100%
1.58%	75%	75%	$(0.30)	75%
1.05%	50%	50%	$(0.40)	50%
<1.05%	<50%	0%	<$(0.40)	0%

Overachievement Opportunity: 1% of base
salary for each 0.1% over the target up to an
additional 20% for the CEO and 10% for the
CFO, President, Healthcare Innovation and CMO
and EVP of Operations and Development,
limited to the plan maximum. Regional
Presidents are subject to a region-specific
margin improvement goal.

			Overachievement Opportunity: 0.5% of base salary for each $0.03 over the target up to an additional 10%, limited to the plan maximum. EPS is a component for the CEO and CFO only.

Linear interpolation is used for performance between the points shown in the tables.

*

Adjusted EBITDA is a non-GAAP financial measure. For information regarding the manner in which Adjusted EBITDA is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

+

Adjusted EPS is a non-GAAP financial measure. For information regarding the manner in which Adjusted EPS is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

Non-Financial Strategic and Operational Performance Improvement Goals

The annual cash incentive compensation awards also continued to include non-financial strategic and operational performance improvement goals, which are intended to reward our Named Executive Officers for progress on the Company’s key strategic priorities, including, for example, executing on the Company’s previously identified strategic imperatives and margin improvement initiatives, meeting provider recruitment objectives, maintaining and improving overall clinical compliance, continuing to improve the Company’s capital structure, and continuing to advance the Company’s diversity, equity, and inclusion objectives and other environmental, social and governance objectives, including those highlighted in the Company’s Community Impact Report and Environmental Sustainability Report. In addition, as noted above, for 2023, to further emphasize the importance of the Company’s commitment to regulatory compliance, the Compensation Committee added a metric to the non-financial performance strategic and operational improvement goals in the annual cash incentive plan in relation to the Company’s continued commitment to maintaining and strengthening the Company’s effective compliance program and a culture of compliance.

In addition, the annual incentive compensation awards of the President, Healthcare Innovation and Chief Medical Officer’s and the Regional Presidents included goals related to their specific functional area that are key to the Company’s overall success. For example, the President, Healthcare Innovation and Chief Medical Officer’s annual incentive compensation opportunity was based in part on improving margin for physician practice services, quality indicators and patient safety. In addition, the Regional Presidents’ incentive compensation opportunity included fewer corporate-level financial goals but also included region-specific goals, including regional Adjusted EBITDA, regional Adjusted EBITDA margin improvement, and regional net revenues, as well as patient experience and employee engagement metrics.

Notwithstanding the challenging operating environment in 2023, which included higher medical specialists fees, adverse trends in the resolution of professional liability claims and increased utilization by patients of Medicare Advantage plans resulting in lower reimbursement for care, the Company continued to make progress on many of its strategic goals as further described below, which we believe will result in a stronger organization as we progress into 2024 and beyond. In this regard, during 2023, the Company continued to expand the scale of both inpatient and outpatient offerings, including through increasing bed capacity and constructing new surgical and procedural suites, as well as adding ambulatory surgery centers, urgent care centers, freestanding emergency departments, imaging and diagnostic centers and primary care practices, driving volume growth in key services. The Company also divested facilities in certain non-core markets, enabling the Company to focus resources on its most strategic markets, and used the proceeds from these divestitures to reduce its outstanding debt. The Company continued to manage supply and other non-labor expenses well despite inflationary pressures and the addition of new access points. In addition, the Company followed up its strong provider recruitment efforts in 2022 with strong results again in 2023. During 2023, the Company also insourced a large number of previously outsourced hospitalist and emergency medicine providers and, in the process, created an internal infrastructure of resources that the Company believes will enable it to pursue further opportunities to insource hospital-based physician groups. As a result of these efforts, the Company’s centralized clinical recruitment team finished 2023 with a net gain of over 1,000 bedside registered nurses and expanded into recruitment for allied health roles, hiring 1,500 personnel into clinical support and technician positions. These efforts enabled the Company to significantly reduce contract labor expenses during 2023. Moreover, through the continuing development and implementation of programs to support and monitor patient safety and quality of care, the Company continued to advance patient safety, as evidenced by an 89% reduction in Serious Safety Events since 2013. The Company continued to bring care innovations to the communities it serves and during 2023 accelerated its adoption of innovative technologies and services, such as remote patient monitoring, virtual nursing and patient sitting, and development of new partnerships. Further, the Company continued to advance its diversity, equity and inclusion objectives during 2023 through, for example, implementing and expanding training and development programs, establishing internships, residencies and mentorship programs with a goal of recruiting, retaining and developing high potential employees. In addition, to further improve operating efficiency, the Company continued the execution of its margin improvement program, which contributed to additional cost savings during the year, and began the implementation of its new enterprise resource planning (ERP) system to redesign and consolidate key business functions. The Company also continued to make progress on its capital structure during 2023 by refinancing a portion of its senior secured debt in connection with a private offering of senior secured notes which was completed in December 2023 and associated redemption of a separate series of senior secured notes as described above, extending the maturity of the refinanced debt, as well as by repurchasing and retiring $402 million of its outstanding notes at a discount through a combination of open market and privately negotiated repurchases which will reduce the Company’s annual cash interest. The Company’s progress in advancing its strategic goals is reflected in the achievement of the non-financial strategic and operational performance improvements target as set forth below.

Despite the challenging operating environment, the Company had a higher level of achievement in 2023 compared to 2022 with respect to the performance metrics taken into account in our short-term cash incentive program, and continued to make progress on many of its key strategic goals. Consistent with the Company’s pay-for-performance philosophy, the cash incentive compensation paid to each of our Named Executive Officers for 2023 exceeded the amount paid to them in 2022. For example, our Chief Executive Officer received 72% of his target cash incentive award for 2023 (as compared to 26% of his target cash incentive award during 2022).

For each component of the annual cash incentive compensation, the targeted award and attained award, expressed as a percentage of base salary, for each Named Executive Officer along with the maximum incentive award attainable, including non-financial strategic and operational performance improvements and overachievement of Company goals, are set forth in the tables below:

	Consolidated Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Consolidated Net Revenues	Adjusted EPS	Target	Performance Improvement	Over- achievement	Max
CEO (Hingtgen)
Opportunity	160%	30%	25%	10%	225%	40%	35%	300%
Attainment	96%	0%	25%	0%	121%	40%	0%	161%
President and CFO (Hammons)
Opportunity	80%	20%	15%	10%	125%	35%	25%	185%
Attainment	48%	0%	15%	0%	63%	35%	0%	98%

	Consolidated Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Consolidated Net Revenues	(1)	(2)	Target	Performance Improvement	Over- achievement	Max
President, Healthcare Innovation and CMO (Simon)
Opportunity	70%	15%	10%	10%	10%	115%	10%	25%	150%
Attainment	42%	0%	10%	0%	10%	62%	10%	0%	72%

(1)	Physician Practice Services Margin; (2) Quality and Patient Safety Improvement

	Consolidated Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Consolidated Net Revenues	Target	Performance Improvement	Over- achievement	Max
EVP of Operations and Development (Stockton) (10/1/2023 – 12/31/2023)
Opportunity	60%	15%	40%	115%	10%	25%	150%
Attainment	36%	0%	40%	76%	10%	0%	86%

	Consolidated Adjusted EBITDA	Region Adjusted EBITDA	Region Same-Store Adjusted EBITDA Margin Improve- ment	Region Net Revenues	(1)	(2)	Target	Over- achievement	Max
Regional President (Stockton) (1/1/2023 – 9/30/2023)
Opportunity	10%	40%	15%	15%	10%	10%	100%	25%	125%
Attainment	6%	24%	0%	13%	0%	2.5%	45.5%	0%	45.5%
Regional President (Campbell)
Opportunity	10%	40%	15%	15%	10%	10%	100%	25%	125%
Attainment	6%	34%	0%	15%	0%	5%	60%	2%	62%

(1)	Patient Experience; (2) Employee Engagement

As reflected above, from January 1, 2023 through September 30, 2023, Mr. Stockton served as one of the Company’s Regional Presidents and had a cash incentive compensation plan consistent with his responsibilities in that role. Effective October 1, 2023, in conjunction with Mr. Stockton’s promotion to Executive Vice President of Operations and Development and the corresponding changes in his role and responsibilities, the Compensation Committee established a revised cash incentive compensation plan for Mr. Stockton for the period from October 1, 2023 through December 31, 2023, expressed as a percentage of Mr. Stockton’s base salary for that period. The targeted awards and attained awards, expressed as a percentage of base salary, for the period during which Mr. Stockton was in each role are set forth in the tables above.

In addition to his annual cash incentive compensation opportunity under the EPIP described above, Mr. Stockton received a discretionary cash award of $35,000 in 2023 in recognition of achieving certain operational and quality improvements and outstanding market performance.

Long-Term Incentives (LTI)

Equity-based long-term incentives remain a very important part of the Company’s executive compensation program and were the largest component of our Named Executive Officers’ target compensation for 2023. Equity-based awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated in March 2023 and approved by our stockholders in May 2023 (the “2009 Plan”). This plan provides for a wide variety of equity-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other equity-based awards. The Company has historically made equity-based awards to its executive officers only in the form of both performance-based and time-based restricted stock and non-qualified stock options, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for LTI compensation.

2023 LTI Awards

For 2023, consistent with recent years, a total of 75% of the target annual LTI award granted each of our Named Executive Officers was in the form of (i) performance-based restricted stock, which will result in value to the Named Executive Officer only to the extent the Company achieves its long-term performance goals, and (ii) non-qualified stock options, which will result in value to the Named Executive Officer only if the Company’s stock price increases in the future. In this regard, our Named Executive Officers received 50% of their target annual LTI awards (based on the number of shares subject to such awards) in 2023 in the form of performance-based restricted stock with three-year cumulative performance targets and 25% of their target annual LTI awards (based on the number of shares subject to such awards) as non-qualified stock options which vests in one-third increments on each of the first three anniversaries of the grant date (March 1, 2023). The other 25% of the target annual LTI awards (based on the number of shares subject to such awards) granted to each Named Executive Officer in 2023 was allocated to time-based restricted stock, which vests in one-third increments on each of the first three anniversaries of the grant date (March 1, 2023). The Company believes that the LTI program properly aligns our executives’ interests with those of stockholders and helps to ensure that our executive management team is focused on maximizing the Company’s long-term performance while also assisting in attracting and retaining valuable executive talent.

The closing price of the Company’s stock on the grant date for these awards was $6.15 per share:

Named Executive Officer	Non-Qualified Stock Options	Time Vesting Restricted Stock	Performance-Based Restricted Stock

Hingtgen (CEO)	200,000	200,000	400,000

Hammons (President and CFO)	90,000	90,000	180,000

Simon (President, Healthcare Innovation and CMO)	40,000	40,000	80,000

Stockton (EVP of Operations and Development effective 10/1/2023 and Regional President (1/1/2023-9/30/2023)	25,000	25,000	50,000

Campbell (Regional President)	25,000	25,000	50,000

The Compensation Committee generally endeavors to utilize a share-denominated approach to LTI grants, provided that in certain instances (including in 2023 for our Chief Executive Officer and Chief Financial Officer) the Compensation Committee has determined that it is advisable to alter this approach taking into account relevant factors such as market competitiveness and individual performance as determined by the Compensation Committee. The Compensation Committee believes that this share-denominated approach results in directly aligning our executives’ long-term incentive compensation with the interests of our stockholders.

For 2023, the three-year financial performance targets for the performance-based restricted stock awards granted to all Named Executive Officers included Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth performance metrics. These were the same three-year financial performance targets used in the 2022 performance-based restricted stock awards. The Compensation Committee believes these metrics emphasize financial growth and align the interest of our Named Executive Officers with the Company’s long-term business strategy. As in 2022, for the Chief Executive Officer and the Chief Financial Officer, TSR Percentile Rank was included as an additional three-year financial performance target. The Compensation Committee believes that focusing on the long-term performance of the Company’s stock and tying such metric to our Chief

Executive Officer’s and Chief Financial Officer’s long-term incentive compensation aligns the interests of our most senior executives with the interests of our stockholders as the Company executes on its long-range strategic plan.

The 2023 LTI awards to our Named Executive Officers are further illustrated in the following table:

	Performance-Based Restricted Stock	Non-Qualified Stock Options	Time-Based Restricted Stock
Weighting	50%	25%	25%
Objectives

•  Align executives’ interests with the interests of stockholders

•  Reinforce the critical objective of building stockholder value over the long term

•  Focus management attention upon the execution of our long-term business strategy

•  Provide a direct link between executive officer compensation and the potential future increases in stock value delivered to stockholders

•  Inherently performance-based, as option holders only realize benefits if the value of our stock increases following the grant date

•  Drive behaviors to create value for stockholders by linking executive compensation to stock price performance

•  Encourage retention

•  Result in actual share ownership (thereby supporting the Company’s equity ownership guidelines)

Performance Conditions

For the CEO and CFO only:

•  40%: Cumulative Consolidated Adjusted EBITDA Growth (as defined below)

•  40%: Cumulative Same-Store Net Revenue Growth (as defined below)

•  20% TSR Percentile Rank

For all other Named Executive Officers:

•  50%: Cumulative Consolidated Adjusted EBITDA Growth (as defined below)

•  50%: Cumulative Same-Store Net Revenue Growth (as defined below)

		N/A	N/A
Vesting	Three-year performance period (January 1, 2023 through December 31, 2025). Cliff vest on third anniversary of grant date following certification of results.	Vest in three equal installments on the first, second, and third anniversaries of the grant date. Expire 10 years after the date of grant	Vest in three equal installments on the first, second, and third anniversaries of the grant date
Payout	Payment made in unrestricted shares of Common Stock based on actual performance	Upon exercise, participant may acquire Common Stock at the exercise price of $6.15 per share to the extent the share price has increased since the date of grant	Participant acquires unrestricted shares of Common Stock upon vesting

The following table illustrates the potential vesting on the third anniversary of the grant date of the portion of the 2023 performance-based restricted stock awards allocated to each performance objective based on various levels of achievement of that performance objective:

Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth		TSR Percentile Rank (CEO and CFO only)
% of Target Achieved	% of Granted Shares Earned	Percentile Rank	% of Granted Shares Earned
120%	200%	75th Percentile	200%
100%	100%	50th Percentile	100%
80%	25%	25th Percentile	25%
< 80%	0%	< 25th Percentile	0%

 Linear interpolation is used for performance between the points shown in the tables.

For purposes of determining the level of achievement for each portion of the performance-based awards, the determination of the level of achievement for Cumulative Consolidated Adjusted EBITDA Growth, Cumulative Same-Store Net Revenue Growth and TSR Percentile Rank (for the Chief Executive Officer and Chief Financial Officer only), as applicable, during the Performance Period, will be determined independently from each other and will not impact the determination of the level of achievement for the other portions of the award.

To the extent that the performance objectives are attained, the restrictions will lapse on the portion of the award subject to that performance objective on the third anniversary of the grant date subject to certain exceptions. To the extent that the minimum performance objective achievement is not attained, the portion of the award subject to that performance objective will be forfeited in its entirety.

The following definitions will be used in determining achievement of the three-year performance targets for all performance-based restricted stock awards granted in 2023:

“Consolidated Adjusted EBITDA” for any fiscal year means Adjusted EBITDA as defined in the Company’s Annual Report on Form 10-K.

“Cumulative Consolidated Adjusted EBITDA Growth” over the Performance Period means the sum of each individual year’s Consolidated Adjusted EBITDA Growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Consolidated Adjusted EBITDA at the end of the year less (B) the Company’s Consolidated Adjusted EBITDA for the prior period, and the denominator of which is the Consolidated Adjusted EBITDA for the prior period. To the extent that the Cumulative Consolidated Adjusted EBITDA Growth exceeds or falls short of the Cumulative Consolidated Adjusted EBITDA Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-years Consolidated Adjusted EBITDA results divided by the sum of the three-year Consolidated Adjusted EBITDA targets.

“Performance Period” means the three-year performance period beginning January 1, 2023 and ending December 31, 2025.

“Consolidated Adjusted EBITDA Target” means the Cumulative Three-Year Consolidated Adjusted EBITDA Growth Target, as approved by the Compensation Committee.

“Same-Store Net Revenue” for any fiscal year means Net Revenue as defined in the Company’s Annual Report on Form 10-K, related to those hospitals to the extent the Company operated them in both comparable periods, excluding those hospitals that have been previously classified as discontinued operations for accounting purposes. In addition, it excludes Net Revenue from hospitals divested or closed during the year of measurement, as well as, the comparable prior year. Same-Store Net Revenue should further be adjusted to exclude the effect of adverse or delayed federal, state or local governmental or regulatory action with regard to the Affordable Care Act, and other items as determined at the discretion of the Compensation Committee.

“Cumulative Same-Store Net Revenue Growth” over the Performance Period means the sum of each individual year’s Same-Store Net Revenue growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Same-Store Net Revenue at the end of the year less (B) the Company’s Same-Store Net Revenue for the prior year, and the denominator of which is the Same-Store Net Revenue for the prior year. To the extent that the Cumulative Same-Store Net Revenue Growth exceeds or falls short of the Cumulative Same-Store Net Revenue Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-year Same-Store Net Revenue results divided by the sum of the three-year Same-Store Net Revenue Growth targets.

“Same-Store Net Revenue Target” means the Cumulative Three-Year Same-Store Net Revenue Growth Target, as approved by the Compensation Committee.

In addition, the following definitions will be used in determining achievement of the three-year TSR Percentile Rank performance target for the Chief Executive Officer and Chief Financial Officer, only:

“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares on the ex-dividend date.

“Beginning Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the first day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the last day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“TSR Percentile Rank” means the Company’s percentile ranking relative to the members of the S&P Health Care Services Select Industry Index, excluding payors and distribution companies, at the end of the Performance Period based on TSR. TSR Percentile Rank is determined by ordering the relevant S&P Health Care Services Select Industry Index companies, excluding payors and distribution companies, (plus the Company if the Company is not one of the S&P Health Care Services Select Industry Index companies) from highest to lowest based on TSR for the Performance Period and assigning a TSR Percentile Rank to each company, with the TSR Percentile Rank for the company with the highest TSR at 100%, the TSR Percentile Rank for the company with the lowest TSR at 0% and the TSR Percentile Rank for the remaining companies determined based on straight line interpolation.

2021-2023 Performance-Based Restricted Stock Awards

In March 2021, each of our named-executive officers received performance-based restricted stock awards tied to achieving Cumulative Consolidated Adjusted EBITDA Growth (with a target of 9.0% cumulative consolidated growth) and Cumulative Same-Store Net Revenue Growth (with a target of 9.0% cumulative same-store growth) during the three-year performance period from January 1, 2021 through December 31, 2023 (the “2021-2023 Performance Period”).

For our Chief Executive Officer (Mr. Hingtgen) and our Chief Financial Officer (Mr. Hammons), a portion of their performance-based restricted stock award was also tied to the Company’s TSR Percentile Rank (with a target of the 50th percentile). For both of these individuals, 40% of their 2021-2023 performance-based restricted stock award was tied to achievement of the Cumulative Consolidated Adjusted EBITDA Growth target, 40% was tied to achievement of the Cumulative Same-Store Net Revenue Growth target, and 20% was tied to achievement of the TSR Percentile Rank target.

For our other Named Executive Officers, 50% of their performance-based restricted stock award was tied to achievement of the Cumulative Consolidated Adjusted EBITDA Growth target, and 50% was tied to achievement of the Cumulative Same-Store Net Revenue Growth target. The Compensation Committee believed these metrics emphasized financial growth and aligned the interest of our Named Executive Officers with the Company’s long-term business strategy. Each performance target was scaled to achieve a partial award for less than targeted performance or an above target award for overachievement as illustrated below:

Cumulative Consolidated Adjusted EBITDA Growth Target 1/1/2021 - 12/31/2023		Cumulative Same-Store Net Revenue Growth Target 1/1/2021 - 12/31/2023		TSR Percentile Rank Target 1/1/2021 - 12/31/2023
Cumulative Consolidated Adjusted EBITDA Growth	% of Consolidated Adjusted EBITDA Target Shares Earned	Cumulative Same-Store Net Revenue Growth	% of Same-Store Adjusted Net Revenue Target Shares Earned	TSR Percentile Rank	% of TSR Percentage Target Shares Earned
10.8% (120% of target)	200%	10.8% (120% of target)	200%	75th	200%
9.0% (100% of target)	100%	9.0% (100% of target)	100%	50th	100%
7.2% (80% of target)	25%	7.2% (80% of target)	25%	25th	50%
< 7.2% (< 80% of target)	0%	< 7.2% (< 80% of target)	0%	< 25th	0%

 Linear interpolation is used for performance between the points shown in the tables.

Because the Company achieved less than 80% of the target for Cumulative Consolidated Adjusted EBITDA Growth during the three-year performance period, the portion of the 2021-2023 performance-based restricted stock award to each of our Named Executive Officers allocated to Cumulative Consolidated Adjusted EBITDA Growth was not earned and those shares were forfeited. Because the Company achieved greater than 120% of the target for Cumulative Same-Store Net Revenue Growth during the three-year performance period, the portion of the 2021-2023 performance-based restricted stock award to each of our Named Executive Officers allocated to Cumulative Same-Store Net Revenue Growth vested at 200% of the target number of shares allocated to Cumulative Same-Store Net Revenue Growth originally granted to each award recipient in March 2021. In addition, because the Company’s three-year TSR Percentile Rank was below the 25th percentile, the portion of the 2021-2023 performance-based restricted stock award to our Chief Executive Officer and our Chief Financial Officer allocated to TSR Percentile Rank was not earned and those shares were forfeited. Taking into account all of the above factors, the 2021-2023 performance-based restricted stock awards granted to our Chief Executive Officer and our Chief Financial Officer vested at the 80% level, and the 2021-2023 performance-based restricted stock awards granted to each of our other Named Executive Officers vested at the 100% level. This is shown in more detail in the table below:

	Cumulative Consolidated Adjusted EBITDA Growth 1/1/2021 - 12/31/2023 # of Shares		Cumulative Same-Store Net Revenue Growth 1/1/2021 - 12/31/2023 # of Shares		TSR Percentile Rank 1/1/2021 - 12/31/2023 # of Shares

Named Executive Officer	Granted	Vested	Granted	Vested	Granted	Vested
Hingtgen (CEO)	80,000	0	80,000	160,000	40,000	0
Hammons (President/CFO)	60,000	0	60,000	120,000	30,000	0
Simon (President, Healthcare Innovation /CMO)	40,000	0	40,000	80,000	N/A	N/A
Stockton (EVP of Operations and Development (10/1/2023-12/31/2023) and Regional President (1/1/2023-9/30/2023) (1)	7,500	0	7,500	15,000	N/A	N/A
Regional President (Campbell)	7,500	0	7,500	15,000	N/A	N/A

(1)	Mr. Stockton was serving as one of the Company’s Regional Presidents on the grant date for the 2021-2023 performance-based restricted stock awards.

Benefits

The Company’s Named Executive Officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The Named Executive Officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s Named Executive Officers also participate in or receive the additional benefits described below, which we believe are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s Named Executive Officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. The plans in which our Named Executive Officers participate include the Supplemental Executive Retirement Plan, as amended and restated January 1, 2009 (the “Original SERP”), the Supplemental Executive Retirement Plan, effective January 1, 2018 (the “2018 SERP” and, collectively, with the Original SERP, the “SERPs”) and the Deferred Compensation Plan, each of which is a non-qualified plan under the Internal Revenue Code (the “IRC”). The benefits under these plans are made available to the Named Executive Officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group and is thus an important element for the recruitment and retention of valuable executive talent. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the Original

SERP for the benefit of our officers and certain key employees of our subsidiaries. The 2018 SERP was adopted by the Company’s Board effective January 1, 2018. The SERPs are non-contributory non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board administers these plans and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERPs is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERPs generally provide that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, in the Original SERP, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. In the 2018 SERP, the “Annual Retirement Benefit” is calculated using the highest three years of the last ten full years of service preceding the participant’s termination of employment (rather than the last five full years as in the Original SERP). In all other respects, the “Annual Retirement Benefit” is calculated in the same manner under both the Original SERP and the 2018 SERP. All participants in the 2018 SERP are also participants in the Original SERP. Upon their retirement, their benefit is calculated under the Original SERP and the 2018 SERP. Participants receive their benefit under the Original SERP. If the calculation under the 2018 SERP would yield any additional benefit, the difference is paid under the 2018 SERP.

Our Named Executive Officers receive one year of credited service under the SERPs for each year of actual service. In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERPs will terminate.

The Company’s Named Executive Officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. This plan does not play a significant role in the Company’s executive compensation program. Since 2009, no Company contributions have been made to the Deferred Compensation Plan.

Perquisites

The Company provides limited perquisites to its Named Executive Officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should generally be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the Named Executive Officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance is provided for each of the Named Executive Officers and other executives of the Company in an amount equal to the lesser of up to four times the individual’s base salary or $2,000,000.

The Company operates aircraft to facilitate the operation and management of its business. The Board has adopted a policy which provides that the Chief Executive Officer shall generally use the Company’s aircraft for his business and personal travel; provided, however, that when, in the Chief Executive Officer’s discretion, travel by commercial aircraft is more efficient and does not involve unreasonable personal risk, the Chief Executive Officer may instead use commercial aircraft. From time to time, the other Named Executive Officers may also be permitted to use the Company’s aircraft for their personal use, provided that the use of the Company’s aircraft for business purposes will take precedence over any personal use. The incremental cost of personal air travel attributable to each Named Executive Officer’s personal aircraft usage, to the extent applicable (if any), is included in the Summary Compensation table below. In addition, Named Executive Officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the Company.

Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the Named Executive Officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a qualifying termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company without “cause” (as defined in the CIC Agreement), other than as a result of the Covered Executive’s death or disability, within thirty-six (36) months of such change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of such change in control, including (i) certain adverse changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Presidents, Executive Vice Presidents, Regional Presidents and Senior Vice Presidents. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. The CIC Agreements do not include any tax “gross up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the Named Executive Officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination (which does not include any “voluntary termination” of a Named Executive Officer, as described in greater detail below under “Potential Payments upon Termination or Change in Control”) under the severance policy. In addition, upon a termination without cause, each of the Named Executive Officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined). Upon a qualifying termination, the Named Executive Officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the Named Executive Officers.

As described in the preceding section, each of the Named Executive Officers is party to a CIC Agreement, which provides for cash severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a Named Executive Officer is entitled to receive payment pursuant to his or her CIC Agreement, that Named Executive Officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a Named Executive Officer dies or is permanently disabled while an employee of the Company, vesting is fully accelerated for all grants under the Company’s 2009 Plan, and with respect to performance-based restricted stock awards, any performance restrictions lapse at the target amount.

Executive Compensation Policies

Equity Ownership Guidelines

The Community Health Systems Equity Ownership Guidelines align the interests of its directors and elected officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipend (exclusive of the additional annual stipends paid to the Board Chair, the Lead Director and the chairs of the Board’s standing committees), as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Equity Required
Chief Executive Officer	5.0x
Members of the Board of Directors (including executives)	5.0x
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount should be maintained for as long as the individual is subject to these Equity Ownership Guidelines. Until such time as a Company officer or director satisfies the Equity Ownership Guidelines, that individual will also be required to hold 100% of the shares of the Company’s Common Stock received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Equity that counts towards satisfaction of the Company’s Equity Ownership Guidelines includes: (i) shares of Common Stock and stock units held outright by the participant or his or her immediate family members living in the same household; (ii) time-based restricted stock and time-based restricted stock units (i.e., awards which are not also subject to the attainment of performance objectives) issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; and (iii) shares of Common Stock underlying vested stock options (but only if and to the extent the current market value of the Common Stock exceeds the exercise price of the stock option). The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and good faith effort to comply with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.

Compensation “Clawback” Policy

In September 2023, the Board adopted an Amended and Restated Clawback Policy which complies with the final clawback rules adopted by the SEC and the NYSE listing standards adopted in connection therewith and is administered by our Compensation Committee. Under this policy, in the event of a restatement of the Company’s financial statements, the Company is required to recover the amount of any erroneously awarded compensation (as defined in such policy) from any current or former Section 16 officers of the Company who are or were subject to the filing requirements of Section 16(a) of the Exchange Act within a specified lookback period, subject to limited impracticability exceptions set forth therein in accordance with NYSE listing standards. Consistent with NYSE listing standards, in such event, this policy does not provide for enforcement discretion by the Compensation Committee (subject to the impracticability exceptions referenced above), and requires recovery regardless of whether any such current or former Section 16 officer has engaged in any misconduct or failure of oversight. In addition, such policy provides that, if determined by the Compensation Committee in its discretion, any current or former employees whose fraud and/or willful misconduct resulted in any restatement of the Company’s financial statements may be required to reimburse the Company for some or all of the amount of any erroneously awarded compensation received by such employee in connection with such restatement. The full text of our clawback policy is included as Exhibit 97.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2023.

Prohibition on Pledging and Hedging

The Company considers it inappropriate for any director or officer, as well as certain other employees designated under the Company’s insider trading policy, to engage in speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors, officers, and such other designated employees from engaging in transactions in puts, calls or other derivative securities or engaging in any short sale or hedging transaction with respect to the Company’s securities, including through use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The Company’s insider trading policy also prohibits directors, officers, and other designated employees from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, each member of the Compensation Committee is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer, regularly assesses the risk levels of the Company’s executive compensation program. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include a compensation mix which is overly weighted toward incentive programs that encourage excessive risk-taking, uncapped or “all or nothing” incentive programs or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive equity ownership guidelines. Additionally, the Company’s executive compensation Clawback Policy allows the Company to recover specified incentive-based compensation under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the Company’s overall enterprise risk assessment.

Tax Considerations

Section 162(m) of the IRC generally places a limit of $1 million on the amount of compensation a publicly-held company can deduct in any tax year on compensation paid to certain of the company’s most highly-compensated officers, including its chief executive officer and chief financial officer. In designing our executive compensation program and determining the compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. While the Compensation Committee considers the tax treatment of compensation paid to our Named Executive Officers, the Compensation Committee also believes stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our Named Executive Officers, including where the compensation paid to our Named Executive Officers may not be fully deductible. In this regard, the Compensation Committee has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) of the IRC.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the Named Executive Officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John A. Clerico
James S. Ely III, Chair
John A. Fry
Elizabeth T. Hirsch

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our Named Executive Officers’ total compensation earned during the years ended December 31, 2023, 2022 and 2021. This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such equity-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position*	Year	Salary ($) (1)	Bonus ($) (1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
				Restricted Stock Awards ($) (2)	Option Awards ($) (3)

Tim L. Hingtgen	2023	1,287,550	-	3,690,000	922,000	2,072,955	347,168	28,550	8,348,223
Chief Executive Officer	2022	1,250,000	-	3,054,000	725,000	734,375	499,859	39,308	6,302,542
	2021	1,200,000	-	2,643,000	622,000	3,504,000	1,520,328	37,297	9,526,625

Kevin J. Hammons	2023	772,530	-	1,660,500	414,900	757,079	127,523	17,474	3,750,006
President and Chief	2022	750,000	-	2,290,500	543,750	271,875	317,355	17,606	4,191,086
Financial Officer	2021	700,000	450,000	1,982,250	466,500	1,225,000	1,062,076	16,571	5,902,397

Lynn T. Simon, M.D.	2023	659,894	-	738,000	184,400	475,124	64,557	22,496	2,144,471
President of Clinical Operations and	2022	643,775	-	1,221,600	290,000	209,227	264,170	22,616	2,651,388
Chief Medical Officer	2021	625,024	720,000	1,057,200	248,800	893,750	889,485	21,595	4,455,854

Kevin A. Stockton	2023	625,017	35,000	461,250	115,250	355,258	-	10,927	1,602,702
Executive Vice President Operations and Development

Chad A. Campbell	2023	640,025		461,250	115,250	396,815	32,972	10,970	1,657,282
Regional President

*	Positions as of December 31, 2023

(1)

Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. The amounts reflected in the “Non-Equity Incentive Plan Compensation” column as set forth above for 2023, 2022 and 2021 reflect the annual cash incentive compensation paid to our Named Executive Officers for such years under the EPIP.

(2)

The dollar amounts shown in this column represent the fair value of restricted shares (including both time-based and performance-based restricted shares) on their respective grant dates, which equals the closing trading price per share of our common stock on the grant date. The fair value of these restricted shares on March 1, 2023 was $6.15 per share. The grant date fair value of performance-based restricted shares included in the table above was computed in accordance with ASC 718 and assumes performance conditions are achieved at the target (100%) performance level. Assuming the highest level of performance conditions are achieved with respect to the 2023 performance-based restricted stock awards (which would result in vesting at a 200% performance level), the stock award values for 2023 would be as follows: Mr. Hingtgen, $6,150,000; Mr. Hammons, $2,767,500; Dr. Simon $1,230,000, Mr. Stockton, $768,750 and Mr. Campbell, $768,750.

(3)

The dollar amounts in this column represent the grant date fair value of options using the Black-Scholes option pricing model. For options granted on March 1, 2023, the Black-Scholes price per option for all Named Executive Officers was calculated to be $4.61 per share. Assumptions used in calculating the value of options are described in Note 2 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2024.

(4)

Amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2023, 2022 or 2021.

(5)

All Other Compensation for the year ended December 31, 2023 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on pages 62 to 63 of this Proxy Statement):

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Tim L. Hingtgen	3,912	3,500	10,062	-	11,076
Kevin J. Hammons	3,912	3,500	10,062	-	-
Lynn T. Simon, M.D.	3,552	3,500	15,444	-	-
Kevin A. Stockton	2,045	3,500	5,382	-	-
Chad A. Campbell	2,088	3,500	5,382	-	-

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2019 Employee Performance Incentive Plan, for the Named Executive Officers for the year ended December 31, 2023. There can be no assurance that the grant date fair value of stock awards will ever be realized.

Name	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Tim L. Hingtgen			-	2,896,987	3,862,649	-	-	-	-	-	-	-
	3/1/2023	(2)		-	-		400,000	800,000	-	-	-	2,460,000
	3/1/2023	(3)		-	-		-	-	200,000	-	-	1,230,000
	3/1/2023	(4)		-	-		-	-	-	200,000	6.15	922,000
Kevin J. Hammons	-		-	965,662	1,429,180	-	-	-	-	-	-	-
	3/1/2023	(2)		-	-		180,000	360,000	-	-	-	1,107,000
	3/1/2023	(3)		-	-		-	-	90,000	-	-	553,500
	3/1/2023	(4)		-	-		-	-	-	90,000	6.15	414,900
Lynn T. Simon, M.D.			-	692,889	989,842	-	-	-	-	-	-	-
	3/1/2023	(2)		-	-		80,000	160,000	-	-	-	492,000
	3/1/2023	(3)		-	-		-	-	40,000	-	-	246,000
	3/1/2023	(4)		-	-		-	-	-	40,000	6.15	184,400
Kevin A Stockton			-	718,770	937,526	-	-	-	-	-	-	-
	3/1/2023	(2)		-	-		50,000	100,000	-	-	-	307,500
	3/1/2023	(3)		-	-		-	-	25,000	-	-	153,750
	3/1/2023	(4)		-	-		-	-	-	25,000	6.15	115,250
Chad A. Campbell			-	512,020	800,031	-	-	-	-	-	-	-
	3/1/2023	(2)		-	-		50,000	100,000	-	-	-	307,500
	3/1/2023	(3)		-	-		-	-	25,000	-	-	153,750
	3/1/2023	(4)		-	-		-	-	-	25,000	6.15	115,250

(1)	These equity awards which have a grant date of March 1, 2023 were approved by the Board of Directors on February 15, 2023.

(2)

For Named Executive Officers other than Mr. Hingtgen and Mr. Hammons, lapsing of the performance-based restrictions with respect to the March 1, 2023 grant of restricted stock is based 50% on the attainment of a pre-determined level of Cumulative Consolidated Adjusted EBITDA Growth and 50% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth for the three-year period beginning January 1, 2023 and ending on December 31, 2025. For Mr. Hingtgen and Mr. Hammons, lapsing of the performance-based restrictions with respect to the March 1, 2023 grant of restricted stock is based 40% on the attainment of a pre-determined level of Cumulative Consolidated Adjusted EBITDA Growth, 40% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth, and 20% on the attainment of TSR Percentile Rank for the three-year period beginning January 1, 2023 and ending on December 31, 2025. The performance-based awards granted to our Named Executive Officers vest on the third anniversary of the grant date and can potentially vest as low as 0% for underachievement (as reflected in the threshold column) or as high as 200% for overachievement (as reflected in the maximum column).

(3)	The time-based restrictions with respect to this March 1, 2023 grant of restricted stock will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(4)	The time-based restrictions with respect to this March 1, 2023 option award will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(5)

Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2023 fiscal year filed with the SEC on February 21, 2024. The grant date fair value of each restricted share granted on March 1, 2023 is $6.15. The closing market price of the shares of our Common Stock on December 29, 2023, the last trading day of the Company’s fiscal year, was $3.13. Each stock option was valued on the grant date using the Black-Scholes option pricing model. For options granted on March 1, 2023, the Black-Scholes price per option for all officers was calculated to be $4.61 per share.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2023 for the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Tim L. Hingtgen	56,250	-	-	$4.9900	2/28/2029
	275,000	-	-	$4.9300	2/28/2030
	66,667	33,333	-	$8.8100	2/28/2031
	33,333	66,667	-	$10.1800	2/28/2032
	-	200,000		$6.1500	2/28/2033	300,001	939,003	800,000	2,504,000
Kevin J. Hammons	18,000	-	-	$4.9900	2/28/2029
	47,500	-	-	$4.9300	2/28/2030
	50,000	25,000	-	$8.8100	2/28/2031
	25,000	50,000	-	$10.1800	2/28/2032
	-	90,000		$6.1500	2/28/2033	140,000	438,200	330,000	1,032,900
Lynn T. Simon, M.D.	26,250	-	-	$4.9900	2/28/2029
	26,250	-	-	$4.9300	2/28/2030
	26,667	13,333	-	$8.8100	2/28/2031
	13,333	26,667	-	$10.1800	2/28/2032
	-	40,000		$6.1500	2/28/2033	40,000	125,200	80,000	250,400
Kevin A. Stockton	8,000	-	-	$4.9900	2/28/2029
	15,000	-	-	$4.9300	2/28/2030
	10,000	5,000	-	$8.8100	2/28/2031
	8,333	16,667	-	$10.1800	2/28/2032
		25,000		$6.1500	2/28/2033	46,667	146,068	115,000	359,950
Chad A. Campbell	15,000	-	-	$4.9300	2/28/2030
	10,000	5,000	-	$8.8100	2/28/2031
	8,333	16,667	-	$10.1800	2/28/2032
	-	25,000		$6.1500	2/28/2033	46,667	146,068	115,000	359,950

(1)	These options were fully vested as of December 31, 2023.

(2)

These options were unexercisable as of December 31, 2023. Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(3)	This column includes the following restricted stock awards that were subject to time-based vesting restrictions at December 31, 2023:

Name	Date Granted	Time-Based Restricted Shares

Tim L. Hingtgen	3/1/2021	33,334
	3/1/2022	66,667
	3/1/2023	200,000
Kevin J. Hammons	3/1/2021	25,000
	3/1/2022	50,000
	3/1/2023	90,000
Lynn T. Simon, M.D.	3/1/2021	13,334
	3/1/2022	26,667
	3/1/2023	40,000
Kevin A. Stockton	3/1/2021	5,000
	3/1/2022	16,667
	3/1/2023	25,000
Chad A. Campbell	3/1/2021	5,000
	3/1/2022	16,667
	3/1/2023	25,000

Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(4)	Market value is calculated based on the closing market price of shares of the Company’s Common Stock on December 29, 2023, the last trading day of the Company’s fiscal year, of $3.13 per share.

(5)

This column includes the 2021, 2022 and 2023 performance-based restricted stock awards which vest on March 1, 2024, 2025 and 2026, respectively. The performance-based awards can potentially vest as low as 0% for underachievement or as high as 200% for overachievement with respect to the three-year performance period. In accordance with SEC disclosure rules, the number of shares reflected in the table is based on an assumed achievement at the target (100%) performance level. In addition, the performance-based restricted stock awards which were granted on March 1, 2021 ultimately vested at the 80% level for our Chief Executive Officer and Chief Financial Officer, and at the 100% level for our other Named Executive Officers taking into account the level of achievement of the performance metrics under such awards during the three year performance period ended December 31, 2023, as described in greater detail above in the Compensation Discussion and Analysis.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the Named Executive Officers along with the number of restricted stock awards that vested during the year ended December 31, 2023.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Tim L. Hingtgen	-	-	241,666	1,486,246
Kevin J. Hammons	-	-	160,834	989,129
Lynn T. Simon, M.D.	-	-	87,916	540,683
Kevin A. Stockton	-	-	33,333	204,998
Chad A. Campbell	-	-	33,333	204,998

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our Common Stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers as of December 31, 2023, including the number of years of service credited to each such Named Executive Officer. Under the Company’s SERPs, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2024.

These plans are non-contributory, non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The plans generally provide that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last ten full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Tim L. Hingtgen	SERP	9.92	5,393,427	-
Kevin J. Hammons	SERP	11.83	3,078,686	-
Lynn T. Simon, M.D.	SERP	13.00	4,038,419	-
Kevin A. Stockton	SERP	2.58	-	-
Chad A. Campbell	SERP	2.58	32,972	-

(1)	Named Executive Officers receive one year of credited service for each year of actual service.

Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. The Company has not contributed to this plan since 2009. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than ten (10) days and no later than forty-five (45) days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than twelve (12) months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Tim L. Hingtgen	-	63,030	-	447,713
Kevin J. Hammons	77,253	133,233	-	964,559
Lynn T. Simon, M.D.(3)	-	-	-	-
Kevin A. Stockton	-	120,597	-	634,728
Chad A. Campbell	-	-	-	-

(1)	Contributions from 2023 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2023.

(3)	Balance under the Deferred Compensation Plan as of December 31, 2023.

(4)	Lynn T. Simon, M.D. and Chad A. Campbell are not participants in the Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current Named Executive Officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a Named Executive Officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 29, 2023, the last trading day of the Company’s fiscal year. The closing price of the Company’s Common Stock was $3.13 on that date.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Tim L. Hingtgen
Voluntary termination	-	-	-	8,824,808	-	-	-	8,824,808
Involuntary termination	4,648,055	-	3,443,003	8,824,808	45,340	-	-	16,961,206
Change in control of the company (1)	14,374,650	-	3,443,003	14,172,620	68,010	25,000	-	32,083,283

Kevin J. Hammons
Voluntary termination	-	-	-	4,582,961	-	-	-	4,582,961
Involuntary termination	2,302,139	-	2,018,850	4,582,961	25,500	-	-	8,929,450
Change in control of the company (1)	5,992,590	-	2,018,850	6,837,826	38,250	25,000	-	14,912,516

Lynn T. Simon, M.D.
Voluntary termination	-	-	-	4,299,060	-	-	-	4,299,060
Involuntary termination	1,794,912	-	1,001,603	4,299,060	25,500	-	-	7,121,075
Change in control of the company (1)	4,660,932	-	1,001,603	5,512,774	38,250	25,000	-	11,238,559

Kevin A. Stockton
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	1,640,292	-	506,018	-	22,232	-	-	2,168,542
Change in control of the company (1)	4,031,360	-	506,018	-	33,348	25,000	-	4,595,725

Chad A. Campbell
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	1,676,865	-	506,018	-	45,340	-	-	2,228,223
Change in control of the company (1)	3,456,134	-	506,018	-	68,010	25,000	-	4,055,162

(1)

The change in control severance agreements to which our Named Executive Officers are a party are “double trigger” agreements, and as such, the Named Executive Officers set forth above would only be entitled to cash severance in the event of both a change in control and a qualifying termination of employment.

Below is a discussion of the estimated payments and/or benefits under four events:

1.

Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the Named Executive Officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.

Retirement, as defined in the various plans and agreements. The benefits to the Named Executive Officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above.

3.

Involuntary Termination, which includes a termination other than for cause, (including any termination by the Company without cause and any termination due to death or disability) but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a Named Executive Officer could be compensated, if at all, for only one event.

Voluntary Termination. No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement. No severance amounts are payable upon retirement.

Involuntary Termination. The Named Executive Officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the Named Executive Officers’ termination occurs.

Change in Control of the Company. In the event of both a change in control of the Company and certain qualifying terminations of employment, the Named Executive Officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three (3) fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each Named Executive Officer has outstanding LTI awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination. If a Named Executive Officer voluntarily terminates his or her employment prior to being eligible for retirement, or the Company terminates his or her employment for cause, his or her unvested restricted stock will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement. Upon retirement, unvested stock options would be forfeited and unvested time-based and performance-based restricted stock would be forfeited.

Involuntary Termination. If a Named Executive Officer is terminated by the Company for any reason other than disability, death or for cause, his or her time-based restricted stock award will vest on the later of (1) the first anniversary of the grant date or (2) the date of termination.

For performance-based restricted stock, (i) if a Named Executive Officer is terminated by the Company for any reason other than disability, death or for cause prior to the first anniversary of the date of grant, his or her performance-based restricted stock award will be forfeited in its entirety; (ii) if a Named Executive Officer is terminated by the Company for any reason other than disability, death or for cause on or after the first anniversary of the date of grant but prior to the third anniversary of the date of grant, a prorated portion of his or her performance-based restricted stock award will continue (but only to the extent of the target number of shares of performance-based restricted stock originally granted pursuant to the award multiplied by the number of full calendar months completed during the performance period divided by thirty-six (36) and rounded to the nearest whole number of shares) until such time as the Board or an appropriate committee determines the extent to which the performance objective has been attained. If attained, then the restrictions on the prorated portion of the award will lapse on the third anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the prorated portion of the award will lapse immediately). If the performance objective is not attained, the award will be forfeited in its entirety.

If a Named Executive Officer is terminated due to such officer’s death or disability, all shares of restricted stock (with respect to time-based restricted stock) and the target number of shares of restricted stock (with respect to performance-based restricted stock) which have not become vested will vest, and the restrictions thereon will lapse as of the date of such termination. The value of unvested restricted stock that would become fully vested for each of the Named Executive Officers (with respect to performance-based restricted stock, assuming 100% attainment of the related performance objective) is presented in the above table.

With respect to stock options, if a Named Executive Officer’s employment is terminated for any reason other than disability, death or for cause, the vested portion of such stock option would be exercisable for a period of three months following termination after which time the option would automatically terminate. If a Named Executive Officer’s employment is terminated for disability, all options would immediately vest and become exercisable and would be exercisable for a period of 12 months following termination, after which time the option would automatically terminate. If a Named Executive Officer’s employment is terminated due to death (or death occurs within three months after termination), the option would immediately vest and would be exercisable by the beneficiary thereof (by will or laws of descent) for a period of 12 months following death, after which time the option would automatically terminate.

Change in Control of the Company. The value of unvested restricted stock and stock options that would become fully vested for each of the Named Executive Officers is presented in the above table (although this chart reflects such full vesting, the 2009 Plan provides that these equity awards held by Named Executive Officers will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination. In the case of voluntary termination, the lump-sum value of payments to each of the Named Executive Officers is presented in the above table.

Retirement. In the case of retirement, the lump-sum value of payments to each of the Named Executive Officers is presented in the above table.

Involuntary Termination. In the case of involuntary termination, the lump-sum value of payments to each of the Named Executive Officers is presented in the above table.

Change in Control of the Company. In the case of a change in control of the Company, the lump sum value of payments to each of the Named Executive Officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three (3) years of service (not to exceed the maximum of thirty (30) years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2023 for a term of thirty-six (36) months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the Named Executive Officers.

As described in additional detail above under “Non-Qualified Deferred Compensation,” certain of the Named Executive Officers also participate in the Deferred Compensation Plan. Distributions of plan balances will occur in accordance with the terms of the plan following the date on which the participant is entitled to receive the distribution.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2023 (which does not take into account the annual equity grants we made in March 2024).

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Number of Securities available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	3,630,750	$7.07	5,386,363
Equity Compensation plans not approved by security holders	-	-	-

Total	3,630,750	$7.07	5,386,363

(1)	Represents shares of our Common Stock that may be issued pursuant to stock options granted under the 2009 Plan as of December 31, 2023.

(2)

Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan. Prior to giving effect to the amendment and restatement contemplated by the Amended and Restated 2009 Plan, awards granted pursuant to the 2009 Plan as “full-value awards” (including restricted stock, restricted stock units, share-settled performance awards, and other share awards) reduce the number of shares available for grant under the 2009 Plan by 1.2 shares for each share subject to such award. In addition, in the event that the Amended and Restated 2009 Plan is approved by our stockholders, awards granted under the Amended and Restated 2009 Plan as full-value awards would reduce the number of shares available for grant under the Amended

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer. Set forth below is a brief description of our methodology and the resulting CEO pay ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2023. As of such date, our employee population consisted of approximately 61,000. This population consisted of our full-time, part-time and temporary employees.

Consistently Applied Compensation Measure (CACM)

Under SEC rules, we identified the median employee by use of a “consistently applied compensation measure,” (“CACM”). We selected base salary as of the measurement date as our CACM, which we believe reasonably reflects the annual compensation of our employees. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments.

Methodology and Pay Ratio

Once the median employee was identified as noted above, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. No material assumptions or estimates were made to identify the median employee or determine total annual compensation.

Annual total compensation for both the Chief Executive Officer and the median employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for our Chief Executive Officer includes both the amount reported in the “Total” column of our 2023 Summary Compensation Table of $8,348,223 and the estimated value of our CEO’s health and welfare benefits of $22,670. Our median employee compensation as calculated using Summary Compensation Table requirements (including the estimated value of health and welfare benefits) was $87,176. Therefore, our CEO to median employee pay ratio is 96:1.

Pay Versus Performance
Tabular Disclosures of Pay and Performance
Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEO(s) and other NEOs for each of the years ending December 31, 2023, 2022, 2021 and 2020 as well as our financial performance for each year.

					Value of Initial Fixed $100 Investment Based On:

Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO NEO’s ($) (d)	Average Compensation Actually Paid to Non-PEO NEO’s ($) (e)	Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)	Net Income (h) ($ in millions)	Adjusted EBITDA (i) ($ in millions)
2023	8,348,223	5,923,701	2,288,615	1,779,564	108	131	16	1,453
2022	6,302,542	159,239	3,694,426	(236,524)	149	131	179	1,466
2021	9,526,625	15,121,986	5,415,424	7,635,715	459	139	368	1,969
2020	9,066,419	10,617,549	3,717,051	4,332,808	256	114	607	1,809

Column (b)	Reflects compensation amounts reported in the “Summary Compensation Table” (“SCT”) for Tim L. Hingtgen, our CEO for 2023, 2022 and 2021 and Wayne T. Smith, our CEO for 2020.
Column (c)	“Compensation actually paid” (“CAP”) to our CEO in each of 2023, 2022, 2021 and 2020 (individually referred to as “Covered Year”) reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

	2023	2022	2021	2020
CEO	Tim L. Hingtgen	Tim L. Hingtgen	Tim L. Hingtgen	Wayne T. Smith
Total Compensation per the SCT	$8,348,223	$6,302,542	$9,526,625	$9,066,419
Less: Stock and Option Award values reported in the SCT	($4,612,000)	($3,779,000)	($3,265,000)	($1,929,375)
Plus: Fair Value of Stock and Option Awards Granted during the Covered Year	$2,334,000	$1,620,000	$4,924,000	$2,958,750
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($771,001)	($4,931,670)	$2,818,729	$1,721,475
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$73,332	($24,582)	$1,200,313	$218,400
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	($172,800)	($3,110)	($5,000)	($288,500)
Less: Aggregate Change in Actuarial Present Value of Defined Benefit Plans	($347,168)	($499,859)	($1,520,328)	($1,129,620)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$1,071,115	$1,474,917	$1,442,647	-

Compensation Actually Paid	$5,923,701	$159,239	$15,121,986	$10,617,549

Column (d)	Reflects the average compensation amounts reported in the SCT for our Non-PEO NEOs.
Column (e)
The following
Non-PEO
NEOs are included in the average figures shown below:

2023 – Kevin J. Hammons, Lynn T. Simon, Kevin A. Stockton and Chad A. Campbell

2022 – Wayne T. Smith, Kevin J. Hammons, Lynn T. Simon, and Mark B. Medley

2021 – Wayne T. Smith, Kevin J. Hammons, Lynn T. Simon and Benjamin Fordham

2020 – Tim L. Hingtgen, Kevin J. Hammons, Benjamin Fordham and Lynn T. Simon

	2023	2022	2021	2020
Total Compensation per the SCT	$2,288,615	$3,694,426	$5,415,424	$3,717,051
Less: Stock and Option Award values reported in the SCT	($1,037,700)	($2,138,500)	($1,850,378)	($938,934)
Plus: Fair Value of Stock and Option Awards Granted during the Covered Year	$525,150	$917,325	$2,785,947	$1,437,441
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($293,630)	($2,595,277)	$1,489,657	$672,792
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$63,966	$86,796	$632,161	$84,144
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	($32,400)	($90,820)	($57,500)	($68,470)
Less: Aggregate Change in Actuarial Present Value of Defined Benefit Plans	($56,263)	($440,806)	($1,002,492)	($978,380)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$321,826	$330,333	$222,897	$407,164

Compensation Actually Paid	$1,779,564	($236,524)	$7,635,715	$4,332,808

Column (f)	Represents the cumulative total shareholder return for the Company for the measurement periods beginning December 31, 2019 and ending on December 31, 2023, 2022, 2021 and 2020, respectively.
Column (g)
Represents the cumulative total shareholder return of the Dow Jones U.S. Healthcare Index (“Peer Group Total Shareholder Return”) for the measurement periods beginning December 31, 2019 and ending on December 31, 2023, 2022, 2021 and 2020, respectively.

Column (h)	Reflects Net Income as included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.
Column (i)
The Company-Selected Measure is Adjusted EBITDA, a
non-GAAP
financial measure. See Annex A —
Non-GAAP
Financial Measures for additional information regarding Adjusted EBITDA, including how Adjusted EBITDA is calculated from the Company’s financial statements.

Relationship between Pay and Performance
The following graphs illustrate the relationship of CAP to our PEO and non-PEO
NEOs in 2020, 2021, 2022 and 2023 to (1) total shareholder return of both the Company and the Dow Jones U.S. Healthcare Index, (2) net income, and (3) the Company’s Adjusted EBITDA. For additional information illustrating the Company relationship between the pay for our PEO and non-PEO
NEOs and our overall company performance, please see the Compensation Discussion and Analysis beginning on page 44.

Listed below, in no specific order, are the performance measures which in our assessment represent the most important measures we used to link compensation actually paid to our NEOs for 2023 to the Company’s performance:
Adjusted EBITDA
 - - - - -
Cumulative Consolidated Adjusted EBITDA Growth
 - - - - -
Net Revenues
 - - - - -
Consolidated Adjusted EBITDA Margin Improvement
 - - - - -
Adjusted (Loss) Earnings per Share
See the Compensation Discussion and Analysis above, including under “Annual Cash Incentive Compensation” and “Long-Term Incentives,” for additional information regarding how we utilized these performance measures in connection with determining compensation paid to our NEOs in 2023. In addition, Adjusted EBITDA, Cumulative Consolidated Adjusted EBITDA Growth, Consolidated Adjusted EBITDA Margin Improvement and Adjusted (Loss) Earnings per Share are
non-GAAP
financial measures. For additional information regarding Adjusted EBITDA and Adjusted (Loss) Earnings per Share, see Annex A.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board proposes that the stockholders ratify the appointment by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP (in thousands):

	2023	2022
Audit fees (a)	$5,928	$5,300
Audit-related fees (b)	265	685
Tax fees (c)	1,577	805
All other fees (d)	4	4

Total	$7,774	$6,794

(a)	Audit fees include professional services for the integrated audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(b)	Audit-related fees consists of fees paid principally in connection with services provided with respect to:

•	statutory and regulatory audits;

•	consents and procedures related to SEC filings and/or refinancing transactions;

•	agreed-upon procedures engagements.

(c)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

(d)	All other fees consist of products or consulting services other than those described above.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2023 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services.

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Christopher G. Cobb
Vice President-Legal and Corporate Secretary

Franklin, Tennessee

March 28, 2024

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures.

The following table reflects the reconciliation of Adjusted EBITDA, as defined below, to net (loss) income attributable to Community Health Systems, Inc. stockholders as set forth in the Company’s consolidated financial statements, for the years ended December 31, 2023, 2022, and 2021 (in millions):

	2023	2022	2021
Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(133)	$46	$230
Adjustments:
Provision for income taxes	191	170	131
Depreciation and amortization	505	534	540
Net income attributable to noncontrolling interests	149	133	138
Interest expense, net	830	858	885
(Gain) loss from early extinguishment of debt	(72)	(253)	79
Impairment and (gain) loss on sale of businesses, net	(87)	71	24
Gain from CoreTrust Transaction	-	(119)	-
Gain on sale of equity interests in Macon Healthcare, LLC	-	-	(39)
Expense from government and other legal matters and related costs	36	5	-
Expense from business transformation costs	22	-	-
Income from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss has been settled	-	-	(19)
Expense related to employee termination benefits and other restructuring charges	12	6	-
Change in estimate for professional claims liability related to divested locations	-	15	-

Adjusted EBITDA	$1,453	$1,466	$1,969

EBITDA is a non-GAAP financial measure which consists of net (loss) income attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude loss (gain) from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of equity interests in Macon Healthcare, LLC as completed in the third quarter of 2021, expense related to government and other legal matters and related costs, expense from third-party consulting costs associated with significant process and systems redesign across multiple functions as part of the Company’s previously disclosed multi-year initiative to modernize and consolidate technology platforms and associated processes, income during the fourth quarter of 2021 associated with the settlement of litigation for the recovery of amounts of certain professional liability claims settled in 2020 covered by third-party insurance policies, expense related to employee termination benefits and other restructuring charges, the impact of a change in estimate to increase the professional liability claims accrual recorded during the fourth quarter of 2022 with respect to claims incurred in prior years related to divested locations, and the gain on sale by HealthTrust of a majority interest in CoreTrust Holdings, LLC (“CoreTrust”) completed during the fourth quarter of 2022. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary metrics used in connection with determining short-term cash incentive compensation and the achievement of vesting criteria with respect to performance-based equity awards. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s asset-based loan facility (“ABL Facility”) and the Company’s existing note indentures, which is a key component in the determination of the Company’s compliance with certain covenants under the ABL Facility and such note indentures (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the ABL Facility (although Adjusted EBITDA does not include all of the adjustments described in the ABL Facility). Adjusted EBITDA includes the Adjusted EBITDA attributable to hospitals that were divested during the course of such year, but in each case solely to the extent relating to the period prior to the consummation of the applicable divestiture.

Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. The Company believes such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, this calculation of Adjusted EBITDA may not be comparable to similarly titled measures disclosed by other companies.

The following table reconciles net (loss) income attributable to Community Health Systems, Inc. stockholders, as reported, on a per share (diluted) basis, to net (loss) income attributable to Community Health Systems, Inc. stockholders on a per share (diluted) basis, with the adjustments noted below for the years ended December 31, 2023, 2022 and 2021 (total per share amounts may not add due to rounding):

	2023	2022	2021
Net (loss) income per share (diluted), as reported	$(1.02)	$0.35	$1.76
Adjustments:
(Gain) loss from early extinguishment of debt	(0.47)	(1.60)	0.89
Impairment and (gain) loss on sale of businesses, net	(0.33)	0.42	0.15
Gain from CoreTrust Transaction	-	(0.71)	-
Gain on sale of equity interests in Macon Healthcare, LLC	-	-	(0.24)
Expense from government and other legal matters and related costs	0.22	0.03	-
Expense from business transformation costs	0.13	-	-
Income from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss has been settled	-	-	(0.11)
Expense related to employee termination benefits and other restructuring charges	0.07	0.04	-
Change in estimate for professional claims liability related to divested locations	-	0.09	-

Net (loss) income per share (diluted), excluding adjustments	$(1.39)	$(1.38)	$2.45

Net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, is a non-GAAP financial measure which equals net (loss) income attributable to Community Health Systems, Inc. stockholders as reported, on a per share (diluted) basis, adjusted to exclude (1) (gain) loss from early extinguishment of debt, (2) impairment and (gain) loss on sale of businesses, net, (3) gain from CoreTrust transaction completed during the fourth quarter of 2022, (4) gain on sale of the Company’s equity interests in Macon Healthcare, LLC as completed in the third quarter of 2021, (5) expense from government and other legal settlements and related costs, (6) expense from third-party consulting costs associated with significant process and systems redesign across multiple functions as part of the Company’s previously disclosed multi-year initiative to modernize and consolidate technology platforms and associated processes, (7) income during the fourth quarter of 2021 associated with the settlement of litigation for the recovery of amounts of certain professional liability claims settled in 2020 covered by third-party insurance policies, (8) expense related to employee termination benefits and other restructuring charges, and (9) the impact of a change in estimate to increase the professional liability claims accrual recorded during the fourth quarter of 2022 with respect to claims incurred in prior years related to divested locations. The Company believes that the presentation of non-GAAP net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, provides useful information to investors by highlighting the impact on net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted) of selected items used in calculating Adjusted EBITDA which may not reflect the Company’s underlying operating performance, and assisting in comparing the Company’s results of operations between periods.

The Company believes that the presentation of non-GAAP net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, provides useful information to investors by highlighting the impact on net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted) of selected items used in calculating Adjusted EBITDA which may not reflect the Company’s underlying operating performance, and assisting in comparing the Company’s results of operations between periods.

In addition, net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, is not a measurement of financial performance under GAAP. It should not be considered in isolation or as a substitute for net (loss) income attributable to Community Health Systems, Inc. stockholders per share, or any other measure calculated in accordance with GAAP. The items excluded from net (loss) income attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

SCAN TO VIEW MATERIALS & VOTE COMMUNITY HEALTH SYSTEMS, INC. 4000 MERIDIAN BOULEVARD FRANKLIN, TN 37067 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. V33558-P05436 COMMUNITY HEALTH SYSTEMS, INC. The Board of Directors recommends you vote FOR the election of the following nominees: 1. Election of Directors Nominees: For Against Abstain Nominees (Cont’d): For Against Abstain 1a. Susan W. Brooks 1l. Fawn D. Lopez 1b. Ronald L. Burgess, Jr. 1m. Wayne T. Smith 1c. John A. Clerico 1n.H. James Williams, Ph.D. The Board of Directors recommends you vote FOR the 1d.Michael Dinkins For Against Abstain following proposal: 1e. James S. Ely III 2. Proposal to approve on an advisory (non-binding) executive officers. 1f. John A. Fry The Board of Directors recommends you vote FOR the 1g. Joseph A. Hastings, D.M.D. For Against Abstain following proposal: 3. Proposal to ratify the selection of Deloitte & Touche LLP asthe Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. 1h. Tim L. Hingtgen 1i. Elizabeth T. Hirsch 1j. William Norris Jennings, M.D. 1k. K. Ranga Krishnan, MBBS NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. V33559-P05436 COMMUNITY HEALTH SYSTEMS, INC. Annual Meeting of Stockholders May 7, 2024 8:00 a.m., Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Tim L. Hingtgen and Justin D. Pitt, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”) and at any adjournments or postponements thereof (the “Meeting”). The Meeting is scheduled to be held atthe Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 on Tuesday, May 7, 2024, at 8:00 a.m., Central Time. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side